                                                                   EXHIBIT 10.35


-----------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

-----------------------------------------------------------------------------


               PALESTINE PRINCIPAL HEATLHCARE LIMITED PARTNERSHIP

                                      AND

                  MEMORIAL HOSPITAL FOUNDATION-PALESTINE, INC.

-----------------------------------------------------------------------------




-----------------------------------------------------------------------------

                                 JULY 12, 1996

-----------------------------------------------------------------------------

                               TABLE OF CONTENTS


ARTICLE 1 SALE AND TRANSFER OF ASSETS: CONSIDERATION; CLOSING..............................1
     1.1  Sale of Hospital Assets to PHC...................................................1
     1.2  Purchase Price...................................................................2
     1.3  Deliveries by PHC at Closing.....................................................3
     1.4  Liabilities Excluded.............................................................5
     1.5  Excluded Assets..................................................................6
     1.6  Assets Free and Clear; Undertaking...............................................6
     1.7  Allocation of Purchase Price.....................................................7
     1.8  Inventory Adjustment.............................................................7
     1.9  Payment for Missing Equipment....................................................8
     1.10 Procedure with Respect to Patients in the Hospital at the Effective Time.........8
     1.11 Definitive Closing Balance Sheets................................................9
     1.12 Closing.........................................................................10
     1.13 Further Acts and Assurances.....................................................11

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF MHI...........................................11
     2.1  Organization, Corporate Power and Qualification.................................11
     2.2  Subsidiaries, Affiliates, Affiliated Companies and Joint Venture................11
     2.3  Financial Statements............................................................11
     2.4  Absence of Undisclosed Liabilities..............................................12
     2.5  Letters of Credit...............................................................12
     2.6  Absence of Certain Recent Changes...............................................12
     2.7  Title to Assets.................................................................14
     2.8  Real Property...................................................................15
     2.9  Contracts.......................................................................16
     2.10 Burdensome Agreements...........................................................17
     2.11 Absence of Related Party Transactions...........................................17
     2.12 Defaults........................................................................18
     2.13 Inventory.......................................................................18
     2.14 Equipment.......................................................................18
     2.15 Investments.....................................................................19
     2.16 Powers of Attorney..............................................................19
     2.17 Guarantees......................................................................19
     2.18 Permits and Licenses............................................................19
     2.19 Assets Necessary to Business....................................................19
     2.20 Litigation, etc.................................................................19
     2.21 Court Orders, Decrees and Laws..................................................20
     2.22 Taxes...........................................................................20
     2.23 Immigration Act ................................................................20

     2.24 Program Compliance........................................  21
     2.25 Reimbursement Matters.....................................  21
     2.26 Environmental Matters.....................................  21
     2.27 ERISA.....................................................  22
     2.28 Pension, etc..............................................  23
     2.29 Welfare Plan Matters......................................  23
     2.30 Employee Matters..........................................  24
     2.31 Insurance; Malpractice....................................  25
     2.32 Labor Matters.............................................  25
     2.33 Improper Payments.........................................  26
     2.34 Certain Representations With Respect to the Hospital......  26
     2.35 Books of Account; Reports.................................  27
     2.36 No Finders or Brokers.....................................  27
     2.37 HSR Filing................................................  28
     2.38 Authority; Binding Effect.................................  28
     2.39 Consents and Approvals of Governmental Authorities........  28
     2.40 Disclosure................................................  28
     2.41 LIMITATION ON REPRESENTATIONS.............................  28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PHC.....................  29
     3.1  Organization and Standing of PHC..........................  29
     3.2  Authority; Binding Effect.................................  29
     3.3  No Finders or Brokers.....................................  29
     3.4  HSR Filing................................................  29
     3.5  Financial Commitment......................................  29
     3.6  Environmental Report......................................  29
     3.7  Consents and Approvals of Governmental Authorities........  29

ARTICLE 4 COVENANTS OF PHC..........................................  30
     4.1  Best Efforts to Secure Consents...........................  30
     4.2  WARN Act..................................................  30
     4.3  Corporate Action..........................................  30
     4.4  Handling of Documents.....................................  30
     4.5  Preservation of HSR Status................................  30

ARTICLE 5 COVENANTS OF MHI..........................................  31
     5.1  Title Insurance Matters...................................  31
     5.2  Access and Information....................................  32
     5.3  Conduct of Business.......................................  32
     5.4  Personnel Matters.........................................  33

     5.5  Compliance with Agreement...............................................   33
     5.6  Best Efforts to Secure Consents.........................................   33
     5.7  Unusual Events..........................................................   33
     5.8  Interim Financial Statements............................................   33
     5.9  Departmental Violations.................................................   34
     5.10 Assessments.............................................................   34
     5.11 Insurance Ratings.......................................................   34
     5.12 Maintain Insurance Coverage.............................................   34
     5.13 1995 and 1996 Annual Audit Reports......................................   34
     5.14 Preservation of HSR Status..............................................   35

ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MHI..........................   35
     6.1  Representations and Warranties True.....................................   35
     6.2  Opinion of Counsel......................................................   35
     6.3  Authority...............................................................   35
     6.4  No Obstructive Proceeding...............................................   35
     6.5  Delivery of Certain Certified Documents.................................   36
     6.6  Proceedings and Documents Satisfactory..................................   36
     6.7  Hart-Scott-Rodino Filings...............................................   36
     6.8  Escrow Agreement........................................................   36
     6.9  No Agency Proceedings...................................................   36

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PHC..........................   36
     7.1  Representations and Warranties True.....................................   36
     7.2  No Obstructive Proceeding...............................................   37
     7.3  General Warranty Deed; Release of Indenture; Title Insurance Policy.....   37
     7.4  Sale of West Oak Medical Plaza..........................................   37
     7.5  Escrow Agreement........................................................   37
     7.6  Environmental Report....................................................   37
     7.7  Opinion of MHI Counsel..................................................   37
     7.8  Non-Assignable Property Interests.......................................   37
     7.9  EMS Franchise...........................................................   38
     7.10 Consents and Approvals..................................................   38
     7.11 Proceedings and Documents Satisfactory..................................   38
     7.12 Federal and State Approvals; Licensing..................................   38
     7.13 Delivery of Certain Documents...........................................   38
     7.14 Hart-Scott-Rodino Filings...............................................   38

ARTICLE 8 TERMINATION.............................................................   39
     8.1  Optional Termination....................................................   39

     8.2  Notice of Abandonment...................................................   39
     8.3  Mandatory Termination...................................................   39
     8.4  Termination.............................................................   39

ARTICLE 9 INDEMNIFICATION.........................................................   40
     9.1  By MHI..................................................................   40
     9.2  Indemnification by PHC..................................................   40
     9.3  Special Indemnification Provisions Regarding Environmental Matters......   41
     9.4  Representation, Cooperation and Settlement..............................   42
     9.5  Remedies Cumulative.....................................................   43

ARTICLE 10 DEFINITIONS............................................................   43
     Affiliate....................................................................   43
     Appraisal....................................................................   43
     Assets.......................................................................   43
     Assumed Liabilities..........................................................   43
     Bonds........................................................................   43
     Bondholder(s)................................................................   43
     Closing......................................................................   43
     Closing Date.................................................................   43
     Code.........................................................................   43
     Contracts....................................................................   44
     Credit Agreement.............................................................   44
     Definitive Closing Statements................................................   44
     Discharge Amount.............................................................   44
     Effective Time...............................................................   44
     Equipment and Furnishings....................................................   44
     ERISA........................................................................   44
     Escrow Agreement.............................................................   44
     E&Y..........................................................................   44
     Escrow Deposit...............................................................   44
     Excluded Assets..............................................................   44
     Exhibit Volume...............................................................   44
     Final Closing Statement......................................................   44
     Hospital.....................................................................   44
     HSR Act......................................................................   44
     Indemnified Party............................................................   44
     Indemnifying Party...........................................................   44
     Indenture....................................................................   45
     Inventory....................................................................   45

     Letter of Intent............................................................    45
     MHI.........................................................................    45
     MHI Appraisal...............................................................    45
     MHI Financial Statements....................................................    45
     Missing Equipment...........................................................    45
     Owner's Policy..............................................................    45
     Pension Plan................................................................    45
     PHC.........................................................................    45
     Prepaids....................................................................    45
     Purchase Price..............................................................    45
     Purchaser Appraisal.........................................................    45
     Real Property...............................................................    45
     Undertaking.................................................................    45
     WARN ACT....................................................................    45
     West Oak Medical Plaza......................................................    45

ARTICLE 11 MISCELLANEOUS.........................................................    46
     11.1  Expenses..............................................................    46
     11.2  Prohibition on Use of Name; Consent...................................    46
     11.3  Non-Competition.......................................................    46
     11.4  Cooperation by PHC....................................................    47
     11.5  Cooperation by MHI....................................................    47
     11.6  Cost Reports..........................................................    47
     11.7  Notices...............................................................    48
     11.8  Entire Agreement......................................................    48
     11.9  GOVERNING LAW.........................................................    49
     11.10 WAIVER OF TRIAL BY JURY...............................................    49
     11.11 Arbitration...........................................................    49
     11.12 Legal Fees and Costs..................................................    49
     11.13 Rights Against Shareholders, Officers, Directors and Other Parties....    50
     11.14 Time..................................................................    50
     11.15 Section Headings......................................................    50
     11.16 Waiver................................................................    50
     11.17 Nature and Survival of Representations................................    50
     11.18 Exhibits..............................................................    50
     11.19 Assignments...........................................................    50
     11.20 Binding on Successors and Assigns.....................................    51
     11.21 Parties in Interest...................................................    51
     11.22 Amendments............................................................    51
     11.23 Drafting Party........................................................    51

     11.24 Counterparts............................................   51
     11.25 Reproduction of Documents...............................   51
     11.26 Press Releases..........................................   51

APPENDIX 1.1A REAL PROPERTY INTERESTS INCLUDED IN THE ASSETS.......   56

APPENDIX 1.1B EQUIPMENT AND FURNISHINGS INCLUDED IN THE ASSETS.....   57

APPENDIX 1.3A FORM OF ESCROW NOTE..................................   58

APPENDIX 1.3B INDEMNITY, PLEDGE AND ESCROW AGREEMENT...............   60

APPENDIX 1.3C UNDERTAKING..........................................   68

APPENDIX 6.2  OPINION OF COUNSEL TO PHC............................   89

APPENDIX 7.5  OPINION OF COUNSEL TO MHI............................   91

                                                                   Exhibit 10.35

                            ASSET PURCHASE AGREEMENT

         Asset Purchase Agreement dated as of July 12, 1996 between Memorial Hospital Foundation-Palestine, Inc., a Texas not-for-profit corporation ("MHI"), and Palestine Principal Healthcare Limited Partnership, a Texas limited partnership ("PHC").

         RECITAL:

         MHI owns and operates the business constituting the Assets described in ss. 1.1 below. MHI desires to sell the Assets to PHC and PHC is ready, willing and able to take such actions so it will be able to purchase the Assets in conformity with the terms hereof. To evidence its good faith pursuant to the Letter of Intent, PHC has paid an Escrow Deposit of $500,000 to, and has entered into the Credit Agreement with, MHI. Various capitalized terms used herein are defined in Article 10 hereof.

         The parties hereby agree as follows:

ARTICLE I SALE AND TRANSFER OF ASSETS: CONSIDERATION; CLOSING

         1.1 Sale of Hospital Assets to PHC. At the Closing (as defined in ss. 1.12 hereunder), MHI shall convey, and cause its subsidiaries to convey, the following assets to PHC (such assets being sometimes hereinafter called the "Assets"):

         (a) Fee simple, insurable right, title and interest in the real property, as described in Appendix 1.1A, and to all improvements, structures, fixed assets, and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively the "Real Property");

         (b) Such contracts, leases of real estate and equipment and other agreements listed in Exhibit 2.9 as PHC agrees to assume under the Undertaking described in ss. 1.3 hereof.

         (c)      All of the following related to the operation of Hospital:
                  (i) inventory of goods and supplies used or maintained in connection with or located in Hospital including, but not limited to, food, cleaning materials, disposables, linens, consumables, office supplies, drugs and medical supplies inventories (the "Inventory"); and (ii) prepaid expenses (collectively the "the Prepaids");

         (d) All tangible personal property, medical and other equipment, machinery, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor which are either owned by MHI or used or maintained or operated by MHI in connection with Hospital listed in Appendix 1.1B (collectively the "Equipment and Furnishings");

         (e) All patient, medical, personnel and other records of Hospital (on all forms of paper, electronic and other media), and all manuals, books and records used in operating Hospital, including personnel policies and manuals, but excluding all proprietary manuals listed in Appendix 1.5;

         (f) To the extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the business of Hospital as currently conducted together with assignments thereof, if required, and all waivers which MHI currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

         (g) All plans and surveys, including "as-built" plans, all plats, specifications, engineers' drawings, and architectural renderings and similar items, relating to Assets, in MHI's possession, including, without limitation, those relating to utilities, easements and roads;

         (h) All goodwill, and, to the extent assignable by MHI all contract rights, warranties (express or implied) and rights and claims related to the operation of Hospital; and

         (i) All of MHI's rights in the name "Memorial Hospital of Palestine" and all associated trademarks, tradenames, servicemarks and associated d/b/a's.

in exchange for delivery to MHI of the Purchase Price.

         1.2 PURCHASE PRICE. For the purposes of this Agreement the "Purchase Price" shall mean $21,900,000 adjusted to reflect the net effect of the following debits and credits as of the Closing Date:

DEBITS (additions to the Purchase Price)

               (i)  Inventory of the Hospital valued pursuant to ss. 1.8 hereof,
              (ii) Prepaids to the extent they are transferrable and assumable by PHC;

CREDITS (deductions from the Purchase Price)

             (iii) Accrued current liabilities of the Hospital applicable to employees of the Hospital hired by PHC immediately after the Closing relating to accrued paid vacation pay, paid time off and sick leave or their equivalents, along with taxes applicable to such accruals; and

               (iv) The book balance of capitalized lease obligations, net of any related cash deposits, to be assumed by PHC.

The Purchase Price shall be estimated based on the most recent balance sheet of Hospital available at the Closing. The Purchase Price is subject to adjustment based on the updated adjusted balance sheet of Hospital as of the Closing Date reflected in the Definitive Closing Statements.

         1.3 Deliveries by PHC at Closing. At Closing PHC shall deliver the following items to MHI in payment of the estimated Hospital purchase price:

                  (A) a one year note in the form attached hereto as Appendix 1.3A (the "Escrow Note") in a principal amount of $150,000;

                  (B) cash in the amount of $20,137,000(1) (which includes the Escrow Deposit) paid as follows:



------------------
         (1) Based on a purchase price for Hospital of $21,900,000 and the following adjustments based on the 4/30/96 Hospital balance sheet:

                          Calculation of Purchase Price
             Purchase Price before adjustments                       $21,900,000
             Inventories                                                 527,000
             Prepaid Expenses                                            100,000
             PHC Share of Closing Costs (See ss. 11.1)                   250,000
                                                                     -----------
                                                                     $22,777,000
                                                                     ===========

             Summary of Payment of Purchase Price
             Liabilities assumed by PHC
             Accrued paid vacation and sick leave      $   281,000
               (estimate based on Hospital's benefits
                policy)
             Capital Leases, net                         2,209,000
                                                                     -----------
               Total Assumed Liabilities                             $ 2,490,000

             Amount of Escrow Note                                       150,000

             Deposit with Escrow Agent                   3,549,000
             Escrow Deposit                                500,000
             Other Cash at Closing                      16,088,000
                                                                     -----------
                  Total Cash at Closing                               20,137,000
                                                                     -----------

             Total Consideration                                     $22,777,000
                                                                     ===========

         These amounts will be adjusted subsequent to the Closing Date based on the figures as of the Closing Date as set forth in the Definitive Closing Balance Sheet described in ss. 1.11 hereof.

                         (1) The Discharge Amount net of amounts held by the trustee (including amounts in the debt service reserve fund and the bond fund) which can and will be applied to discharge Seller's 1993 Bonds, will be paid directly to the trustee of the Bonds in immediately available funds;

                         (2) $3,549,000 shall be paid to First Union Bank as Escrow Agent to be held in escrow pursuant to an escrow agreement in the form attached hereto as Appendix 1.3B (the "Escrow Agreement");

                         (3) The balance if any, including amounts payable pursuant to ss. 11.1, shall be paid to MHI by wire transfer (the Escrow Deposit, and any interest earned thereon and any unpaid loans under the Credit Agreement, together with interest accrued thereon, shall be credits against the balance, if any, paid to MHI);

                  (C) Undertaking in the form attached hereto as Appendix 1.3C (the "Undertaking") assuming, the following liabilities of MHI:

                       (1) Accrued current liabilities of the Hospital applicable to employees of the Hospital hired by PHC immediately after the Closing relating to accrued paid vacation pay, paid time off and sick leave or their equivalents, along with taxes applicable to such accruals and excluding third party payor liability and any accrued tax liability through the Effective Date;

                       (2) The book balance of capitalized lease obligations to be assumed by PHC;

                       (3) The contracts, leases and capital expenditure commitments listed therein from the list in
                                  Exhibit 2.9 of the Exhibit Volume;

                       (4) All other liabilities explicitly assumed by PHC under this Agreement,

                       and no others.

         For the purposes of the Closing, the estimated Purchase Price shall be used, and shall be adjusted post-Closing based upon the adjusted balance sheet as of the Closing Date as reflected in the Definitive Closing Statements, and the parties shall make such cash payments as are necessary to reflect the adjusted Purchase Price in accordance with ss. 1.11 hereof

         1.4 Liabilities Excluded. PHC shall have no obligation or liability in connection with the debts, obligations, and liabilities of MHI or the Hospital other than the liabilities specifically assumed in the Undertaking (the "Assumed Liabilities"). Other than the Assumed Liabilities, MHI shall be obligated to pay, perform, and discharge, such debts, obligations, and liabilities, including without limitation, the following:

         (a) All liabilities and obligations which become due and payable through the Effective Time under any contracts and leases of MHI or the Hospital, including without limitation any current liabilities of the Hospital not specifically assumed pursuant to the Undertaking;

         (b) All claims of the United States Government under the Medicare program, of the State of Texas under the Medicaid program, or of any other third-party payor, arising out of the operations of the Hospital through the Effective Time;

         (c) Any and all tax liabilities payable with respect to any activity of MHI through and including the Effective Time, including but not limited to income and pro-rated taxes arising in connection with the transactions contemplated herein;

         (d) Except as provided in ss. 1.10(e), all suits, claims, judgments, indemnities, contingent liabilities and other obligations of MHI or the Hospital arising from acts or omissions prior to the Effective Time;

         (e) Any employee wages, salaries and benefits, including without limitation retirement payments, COBRA obligations and other employee benefits not expressly assumed by PHC;

         (f)      Any liabilities associated with the following matters:

                  - MHI's liability, if any, resulting from the litigation styled Hightower, et al. v. Memorial Hospital Foundation of Palestine, et al., Civil Action No. 6:93CV94;
                  - MHI's liability, if any, for ad valorem taxes and related penalties, interest and attorneys fees for all periods until the Closing Date, including, but not limited to liabilities resulting from the following litigation: Memorial Hospital Foundation of Palestine, Inc. v. Anderson County Appraisal District and Clifford Wooton, District Court of Anderson County, 87th Judicial District, Cause No. 8397; and Memorial Hospital Foundation of Palestine, Inc. v. Anderson County Appraisal District, District Court of Anderson County, 87th Judicial District, Cause No. 7933; on appeal to the Court of Appeals, 12th Supreme Judicial District, Tyler, Texas, as Cause No. 12-95-00041-CV.

                  - MHI's liability, if any, resulting from the litigation styled Anderson County v. Memorial Hospital Foundation of Palestine, Inc., Cause No. 8132, District Court, Anderson County, Texas;
                  - Any costs or liabilities relating to the termination of three professional services agreements for anesthesiology between Indemnitor and Dr. Richard Cooper;
                  -      Debt associated with West Oak Medical Plaza;
                  -      Any liability to Robert Charron, the former CEO of MHI

                  all of which liabilities are provided for in the Escrow Agreement.

         (g) Any liabilities with respect to any plans set forth in Exhibits 2.27 and 2.28 hereof; and

         (h) All liabilities not expressly specified as Assumed Liabilities on Schedule 1 to the Undertaking.

MHI shall indemnify and hold PHC harmless from all such debts, obligations and liabilities of MHI not assumed by PHC.

         1.5 Excluded Assets. MHI is not selling and PHC is not purchasing or assuming obligations with respect to the following (collectively the
"Excluded Assets"):

         (a) The Hospitals' cash, receivables, cash deposits (except for deposits relating to capital leases) and escrows, and all other cash equivalent items;

         (b) MHI's corporate and fiscal records and other records pertaining to the operations of the Hospital which MHI is required by law to retain in its possession;

         (c)      West Oak Medical Plaza;

         (d) Any trademarks or tradenames or copyrights of MHI not specifically included in the Assets, and any proprietary manuals.

         1.6 Assets Free and Clear; Undertaking. The Assets shall be sold free and clear of all liabilities, liens and encumbrances except those liabilities of MHI expressly assumed or agreed to be discharged by PHC in the Undertaking. Except as provided in the Undertaking, PHC shall not assume any other liability or obligation of MHI fixed or contingent, disclosed or undisclosed, at the Closing, or otherwise. MHI agrees to satisfy, when due, all of its liabilities, indebtedness and obligations not assumed by PHC pursuant to this Agreement and the Undertaking; provided, however, that MHI shall be entitled to contest in good faith any of such liabilities, indebtedness or obligations by appropriate legal proceedings. PHC will pay, perform and discharge in due course in accordance with their terms all obligations, indebtedness and liabilities of the Hospital or MHI assumed by them pursuant to the Undertaking; provided, however, that PHC shall be entitled to contest in good faith any of such obligations, indebtedness or liabilities by appropriate legal proceedings.

         1.7 Allocation of Purchase Price. The parties acknowledge that PHC will obtain a fair market valuation of the tangible assets (the "Purchaser Appraisal") from an independent MAI appraisal firm, prepared at the expense of PHC by an appraiser selected by PHC. Upon receipt of the Purchaser Appraisal within 90 days of the Closing, PHC shall deliver a copy to MHI who shall have 10 business days to accept or object thereto. If MHI accepts the Purchaser Appraisal or fails to object thereto within such 10 day period, the Purchaser Appraisal shall be deemed the "Appraisal" hereunder. If MHI timely objects to the Purchaser Appraisal, MHI shall have the right, at its expense, to appoint its independent MAI appraiser to prepare an appraisal (the "MHI Appraisal") of the tangible Assets to be delivered within 130 days of the Closing (failure to deliver the MHI Appraisal by such date shall be deemed acceptance of the Purchaser Appraisal. Upon receipt of the MHI Appraisal, MHI shall deliver a copy thereof to PHC which shall have 10 business days to accept or object thereto. If PHC accepts the MHI Appraisal or fails to object thereto within such 10 day period, the MHI Appraisal shall be deemed the "Appraisal" hereunder. If PHC timely objects to the MHI Appraisal, the two appraisal firms previously appointed shall choose a third independent MHI appraisal firm to appraise the tangible Assets, with the expense shared one-half by MHI and one-half by PHC, and the appraisal made by such firm shall be binding on the parties and shall constitute the "Appraisal" hereunder. The parties agree that the portion of the purchase price attributable to the purchase of property, plant and equipment shall be allocated in accordance with the appraised values set forth in the Appraisal. The parties agree not to take a federal income tax reporting position inconsistent with the appraised values set forth in the Appraisal. The parties acknowledge that they have reached no agreement regarding the allocation of the remainder of the purchase price among the other assets to be purchased hereunder. Each party agrees to cooperate with the other so that the information shown on Form 8594 filed with the Internal Revenue Service by such party will be consistent with the information on the other party's Form 8594.

         1.8 Inventory Adjustment. MHI shall cause a physical count of the Inventory to be taken on a date not more than five business days prior to the Closing. MHI shall afford PHC the opportunity to participate in and observe the physical count of the Inventory to the extent it desire. At or prior to Closing, PHC and MHI shall mutually approve a schedule showing the physical count of the Inventory. Thereafter, prior to delivery of the Final Closing Statements, PHC and MHI shall mutually adjust such schedule to reflect all additions to and deletions from the Inventory which occur between the date of the physical count and the Effective Time. For purposes of determining the valuation of the Inventory under ss. 1.11 hereof, the physical count of the Inventory, as so adjusted, shall be priced based on lower of market or the actual cost thereof to MHI as shown on the books and records of the Hospital which PHC shall have the right to inspect and examine for the purposes of confirming such costs. Such valuation shall thereafter be used for purposes of ss. 1.11 hereof.

         1.9 Payment for Missing Equipment. MHI shall permit PHC to cause a physical count of all equipment at the Hospital to be taken on a date not more than ten business days prior to the Closing. Except for Equipment listed in Appendix 1.1B as may have been disposed of by MHI in the ordinary course of business consistent with past practices and replaced with similar items of the same quality included in the Assets conveyed to PHC, MHI shall reimburse PHC for any Equipment reflected in Appendix 1.1B which is not located at the Hospital and conveyed to them hereunder as part of the Equipment on the Closing Date (the "Missing Equipment"); provided, however, that such reimbursement shall be payable only with respect to Missing Equipment, if any, reflected on a schedule to be prepared by PHC and MHI on or prior to the Closing Date, and only to the extent the aggregate book value of all such Missing Equipment exceeds $50,000. Any such reimbursement shall be based on the depreciated replacement cost of the Missing Equipment.

         1.10 Procedure with Respect to Patients in the Hospital at the Effective Time. To ensure an equitable sharing of the revenues arising from treatment of patients in the Hospital at the Effective Time, the following procedures shall be followed:

         (a) Non-Cost-Based-Patients. MHI shall prepare a cut-off statement as of the Effective Time for all patients whose medical care is paid for by third party payors who (i) are not the Medicare or Medicaid programs, and (ii) pay on the basis of criteria other than the provision of Diagnostic Related Groups ("DRGs"). All payments received by PHC from such payors with respect to such patients shall be pro-rated between the parties on the basis if the number of days before and after the Effective Date such patients were in the Hospital.

         (b) Cost-Based Patients. MHI shall prepare a cut-off statement as of the Effective Time for all patients whose medical care is paid for, in whole or in part, by a cost based program including the Medicare and Medicaid programs, to the extent applicable. All payments received by PHC after the Closing in respect to medical services rendered to such patients prior to the Effective Time from such cost-based programs, including any periodic interim payments or portions thereof, shall be paid to MHI and all other payments shall be retained by PHC.

         (c) Medicare and Medicaid DRG Patients. PHC shall submit one bill to the Medicare program for all patients whose medical care is paid for by Medicare on the basis of DRGs and one bill to the Medicaid program for all patients whose medical care is paid for the Medicaid Program on the basis of DRGs. These in-house patient bills will be pro-rated between the parties on the number of days spent in the Hospital by such patients before and after the Effective Date. All deductibles and co-insurance applicable to such payments shall be pro-rated on the same basis.

        (d) Other DRG Patients. All payments from other third party payors other than the Medicare and Medicaid programs which reimburse on the basis of DRG's or similar reimbursement mechanisms for all patients whose hospital stay commences prior to the Effective Time and ends thereafter shall be pro-rated between the parties on the number of days spent in the Hospital by such patients before and after the Effective Date.

        (e) Payment Procedures. As soon as practicable after the end of each of the first three months after the Closing, PHC shall provide MHI with statements calculating the amount due MHI with respect to cost-based and Medicare and Medicaid DRG patients in sufficient detail for MHI to verify the accuracy of the statements and shall provide MHI and its representatives access to the books and records of the Hospital as reasonably necessary for such verification. Any amounts received by PHC thereafter that belong to MHI will be paid to MHI within ten business days of receipt. If MHI disputes the calculation, the report in question shall be submitted to Ernst & Young, LLP ("E&Y") for adjustment, with MHI and PHC each bearing 50% of the cost. PHC shall pay the amount due MHI within ten business days of the earlier of (i) delivery of the E&Y calculation, or (ii) the parties' agreement respecting the amount due.

         (f) Malpractice Claims. Consistent with the foregoing, any claim by a patient relating to professional negligence or similar matters involving a patient admitted to the Hospital prior to the Effective Time and discharged subsequent to the Effective Time will be the responsibility of either PHC or MHI in accordance with the following: (i) if it is a claim in which clearly the incident giving rise to liability arose prior to the Effective Time, MHI shall respond to the loss and defense expenses; (ii) if it is a claim in which clearly the incident giving rise to liability arose subsequent to the Effective Time, PHC shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, MHI and PHC will jointly defend the case, shall share the cost of the defense equally and shall equally share or cost of settlement or judgment unless the court determines liability in different proportions in which case the judgment shall be allocated in such proportions.

         (g) Cooperation. PHC shall cooperate with MHI and shall provide access to records, both medical and financial, to assist MHI in the collection, rebilling and auditing of accounts receivable retained by MHI. PHC shall provide such service free of charge (except for out-of-pocket expenses, such as copying, etc. for which MHI will reimburse PHC) for a period of 180 days following the Closing Date.

1.11 Definitive Closing Balance Sheets. By the 45th day after the Closing, PHC shall prepare and deliver to MHI final closing statements ("Final Closing Statements") of the Hospital as of the Closing Date, accompanied by the work papers pertaining thereto. PHC covenants that the Final Closing Statements shall be true, complete and accurate and will present fairly the items set forth in ss. 1.2(i) through (iv) hereof as at the Closing, calculated in a manner consistent with the Financial Statements (as hereinafter defined), the requirements of this Agreement and the benefit policies of the Hospital relating to sick leave and paid time off. MHI and its representatives shall be provided access to the books and records of PHC as necessary to verify the accuracy of such calculations. If within 30 business days, or such longer period as the parties may agree upon, of receipt of the Final Closing Statements, MHI fails to deliver to PHC written notice specifying any unacceptable entries on the Final Closing Statements and the reasons therefor, then such Final Closing Statements shall constitute the Definitive Closing Statements. If MHI timely and duly delivers such notice within 30 business days of receipt thereof, or such longer period as the parties may agree upon, the parties shall attempt in good faith to resolve the differences, and if they are unable to do so within 20 business days thereafter, or such longer period as the parties may agree upon, either party may deliver the Final Closing Statements to E&Y who shall have 20 business days, or such longer period as the parties may agree upon, to review the Final Closing Statements and make such adjustments thereto as it deems necessary to ensure that the Final Closing Statements have been prepared in a manner consistent with the PHC Financial Statements and the requirements of this Agreement and conform to consistently applied generally accepted accounting principles. The Final Closing Statements as so adjusted shall constitute the Definitive Closing Statements and shall be binding on the parties hereto. PHC and MHI shall each bear 50% of the fees and expenses of E&Y. Any cash payments owed by any party hereto, as determined in accordance with the Definitive Closing Statements, shall be paid within five days following the date the Final Closing Statements constitute the Definitive Closing Statements PHC shall have the right to off-set any amounts due it against the Escrow Note.

        MHI shall provide reasonable assistance to employees of PHC in preparing the Final Closing Statements and any closing financial statements per normal fiscal period closing procedures.

         1.12 Closing. The sale, purchase, and other activities provided for herein (the "Closing") shall take place on July 22, 1996 (the "Closing Date"), at the offices of Fulbright & Jaworski, Dallas, Texas or at such other place as shall be agreeable to the parties. In case the Closing does not take place on the Closing Date, the Closing Date shall be set by mutual agreement between PHC and MHI; provided, however, that in no event shall the Closing take place later than July 31, 1996, unless extended by mutual agreement of the parties. The Closing and the risk of loss with respect to the Assets, and the legal transfer of the operation of the Hospital, shall take place effective as of 12:01 am on the day after the Closing Date (such effective time is herein referred to as the "Effective Time"), and except as otherwise stated herein, all income and expense attributable to the ownership of the Assets and under Contracts and Assumed Liabilities (measured on an accrual basis) to the Effective Time shall be for the account of MHI and thereafter for the account of PHC as appropriate.

         1.13 Further Acts and Assurances. MHI shall, at any time and from time to time at and after the Closing, upon request of PHC, take any and all steps necessary to place PHC, as appropriate, in possession and operating control of the Assets and the business to be transferred hereunder and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better transferring and confirming to PHC or to their successors or assigns, or for reducing to possession, any or all of the Assets.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF MHI

           MHI hereby represents and warrants to PHC as follows:

         2.1 Organization, Corporate Power and Qualification. MHI is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby. MHI is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary. MHI is qualified to do business in the states and foreign countries listed in Exhibit 2.1A of the Exhibit Volume which is a volume of all Exhibits referred to in this Agreement (the "Exhibit Volume"). No jurisdiction where MHI is not presently qualified as a foreign corporation has made any assertion that MHI's business or ownership of property makes qualification as a foreign corporation in such jurisdiction necessary. A copy of MHI's Articles of Incorporation and all amendments thereto as of the date hereof and a copy of MHI's by-laws, as amended to the date hereof (both certified by the Secretary of MHI), are included as Exhibit 2.1B of the Exhibit Volume and are true, accurate and complete as of the date hereof. MHI is not in default under or in violation of any provision of its Articles of Incorporation or bylaws.

         2.2 Subsidiaries, Affiliates, Affiliated Companies and Joint Venture. Except as set forth in Exhibit 2.2. MHI has no direct or indirect ownership interest in, by way of stock ownership or otherwise, any corporation, association or business enterprise.

         2.3 Financial Statements. Exhibit 2.3 consists of the following financial statements of MHI: (i) consolidated balance sheets of MHI of at May 31, 1993, and May 31, 1994 and the related consolidated statements of revenues and expenses and cash flow for the years then ended and the notes related thereto, together with the unqualified opinions thereon of Harrell, Rader, Bonner & Bolton, LLP, certified public accountants; and (ii) the unaudited consolidated balance sheets of MHI as of May 31, 1995 and March 31, 1996 and unaudited consolidated statement of revenues and expenses of MHI for the year and ten months, respectively, then ended (the audited and unaudited financial statements and the related notes being herein called the "MHI Financial Statements").

         The MHI Financial Statements are true, complete and accurate, have been based upon the information contained in the books and records of MHI and present fairly the assets, liabilities and financial condition of MHI as at the respective dates thereof and the results of its operations for the periods ended at the respective dates thereof, in each case prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved and with prior periods, except that the unaudited portion of the MHI Financial Statements (iii) are subject to cost report and other year-end audit adjustments and (iv) do not contain footnotes. As of the dates thereof, the MHI Financial Statements do not contain any material inaccuracy and do not suffer from any material omissions.

           2.4 Absence of Undisclosed Liabilities. Except as set forth in
Exhibit 2.4, and except to the extent reflected or reserved against in the MHI Financial Statements and except for commitments and obligations incurred in the ordinary course of business accruing after March 31, 1996, MHI as of March 31, 1996, had, or will have at Closing, no material liabilities, claims or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to MHI or any directors, officers or employees of MHI, whether due to become payable and regardless of when or by whom asserted).

           2.5 Letters of Credit. Except as disclosed in Exhibit 2.5 hereto, there are no outstanding letters of credit issued at the request of MHI to any suppliers or obligees of MHI with respect to the operations of MHI.

           2.6 Absence of Certain Recent Changes. Except as expressly provided in this Agreement or as set forth on Exhibit 2.6 in alphabetical order corresponding to the following subsections, since March 31, 1996, MHI has not:

           (a) except in the usual and ordinary course of its business, consistent with past practice, and in an amount which is usual and normal, incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any of its assets;

           (b) suffered any damage, destruction or loss, whether or not covered by insurance, in excess of $10,000;

           (c) the resignation or other termination of any management personnel of MHI, or the loss of or other termination of a business relationship with any material customers or suppliers of MHI's business;

           (d) increased the regular rate of compensation payable by it to any employee or any physician other than normal merit and cost of living increases granted in the ordinary course of business; or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any of its employees, and no such increase is required;

          (e) established or agreed to establish, amended or terminated any pension, retirement or welfare plan or arrangement for the benefit of its employees not theretofore in effect;

          (f) suffered any material loss of physicians from its Medical Staff through the date hereof or suffered any change in its financial condition, assets, liabilities, operations, prospects or business through the date hereof or suffered any other event or condition through the date hereof of any character which individually or in the aggregate has or might reasonably have a material adverse effect on MHI (the facts set forth in this representation need not be true as of the Closing Date);

          (g) experienced any labor organizational efforts, strikes or complaints other than grievance procedures in the ordinary course of business or entered into any collective bargaining agreements with any union;

          (h) made any single capital expenditure which exceeded $10,000 or made aggregate capital expenditures which exceeded $25,000;

          (i) except with respect to liens or encumbrances arising by operation of law, permitted or allowed any of the Assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

          (j) written down the value of any of the Assets, or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which are material, or revalued any of the Assets;

          (k) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the usual and ordinary course of business;

          (1) suffered any extraordinary losses, canceled any debts or waived any claims or rights of substantial value, whether or not in the usual and ordinary course of business;

          (m) paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the officers or directors of MHI or of any Affiliate of any of its officers or directors, except for reimbursement of ordinary and reasonable business expenses related to the business of MHI and compensation to officers at rates not exceeding the rates of compensation at March 31, 1996;

          (n) amended, terminated or otherwise altered (whether by action or inaction) any contract, agreement or license of significant value to which MHI is a party, except in the ordinary course of business;

          (o) entered into a material transaction other than in the ordinary course of business or made any change in any method of accounting or accounting practice;

          (p)  canceled, or failed to continue, insurance coverages; or

          (q) agreed, whether in writing or otherwise, to take any action described in this ss. 2.6.

          2.7 Title to Assets. Except as disclosed in Exhibit 2.7A of the
Exhibit Volume which is a recent title report on each parcel of real estate owned or leased by MHI or Exhibit 2.7B of the Exhibit Volume described below, has, or will have at Closing, good title to all of the Assets subject to no mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal or to any other encumbrance or charge, including taxes, except:

          (a) assets sold or otherwise disposed of subsequent to the date hereof in the ordinary course of business;

          (b) liens in respect of taxes not yet due and payable or being contested in good faith by appropriate proceedings;

          (c) liens in respect of pledges or deposits under worker's compensation, unemployment insurance, social security and public liability laws and other similar legislation;

          (d) such imperfections of title and other encumbrances, if any, which do not in the aggregate materially detract from the value or interfere with the use of the Assets or otherwise materially impair the Hospital's business operations.

None of the encumbrances set forth in Exhibit 2.7A of the Exhibit Volume impairs or materially interferes with the use or value of the Assets. None of the Assets consisting of owned real property is subject to any mortgage or other encumbrance or charge other than those encumbrances described in Exhibit 2.7A of the Exhibit Volume which is a copy of a recent title report relating thereto. The Assets consisting of owned personal property are subject to no liens or encumbrances except the security interests of record set forth on Exhibit 2.7B of the Exhibit Volume, which Exhibit is a copy of a Uniform Commercial Code search as of a recent date duly obtained by MHI and which search shows security interests of record relating to such assets in every place where such security interests are legally required to be filed and includes copies of all such financing statements. MHI agrees to remove all security interests reflected on such UCC search, if any, prior to the Closing (except those approved by PHC in writing) and to remove any other security interests filed with respect to such assets between the date of such UCC search and the Closing Date. The bills of sale, warranty deed and the assignments and other instruments to be executed and delivered by MHI at the Closing will be valid and binding and enforceable in accordance with their respective terms, and will effectively vest in PHC good and marketable title to all the Assets.

          2.8 Real Property. Except as disclosed on Exhibit 2.8:

          (a) MHI enjoys peaceful and undisturbed possession of the real property described in Appendix 1.1A. MHI's use of the Real Property does not currently, and did not in the past, violate any existing zoning, building or use statutes, rules, ordinances or regulations of any federal, state, county or local entity, authority or agency the violation of which would have a material adverse effect on the Assets or the business of MHI as it is presently conducted. MHI has not received any notice of any violation of any law, zoning ordinance or regulation affecting the Real Property and neither has received any notice of nor has any knowledge of or information as to any existing or threatened condemnation or other legal action of any kind involving the Real Property which may affect the value of the Real Property. The use of the Real Property, and the activities conducted thereon, have been, and are proper and in compliance with all material applicable laws, rules and regulations with proper permits and licenses.

          (b) There are no contracts, leases or agreements in effect with respect to the Real Property of any kind or nature whatsoever, whether or not of record.

          (c) There are no building, use or deed restrictions relating to the Real Property that are not of public record. There are no latent structural defects in any buildings or improvements located on the Real Property.

          (d) There are no unrecorded easements relating to the Real Property, or special assessments or proposed special assessments relating to the Real Property, and no federal, state or local taxing authority has asserted any tax deficiency, lien or assessment against the Real Property which has not been paid.

          (e) There are no outstanding accounts payable or choate or inchoate mechanics' liens or rights to claim a mechanic's lien in favor of any contractor, materialman, laborer or any other Person in connection with any portion of the Real Property.

          (f) The land adjacent, abutting or contiguous to the Real Property is not used for the benefit of the Real Property for any purpose, including but not limited to, storm drainage, utility service or access to the Real Property and such land is not in any way necessary for the operation or use of the Real Property. MHI has rights of ingress and egress from the Real Property which are adequate for the purposes for which the

               Real Property currently is used. All service utilities, including gas, water, electricity, telephone and sewer, are presently available and serving the Real Property in an adequate manner for its current use.

     2.9 Contracts. Exhibit 2.9 of the Exhibit Volume contains a description of certain contracts, leases, agreements and other instruments to which MHI is a party or is bound including each such contract, lease, agreement and other instrument which involves an unperformed commitment or obligation (contingent or otherwise) of more than $25,000 in the aggregate. Except as noted in such Exhibit, all such contracts, leases and agreements are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and all will continue to be binding in accordance with their terms after consummation of the transactions contemplated hereby. Additionally, no purchase commitment of MHI is in excess of ordinary requirements of its business or is at an excessive price. There are no contracts, leases, agreements or other instruments to which MHI is a party or is bound (other than insurance policies) which could either singularly or in the aggregate have a material adverse effect on the value of the Assets to PHC. There are no employment agreements or other agreements to which MHI is a party or by which MHI is bound that contain any severance or termination pay liabilities or obligations.

     Except as described in Exhibit 2.9 or the other Schedules hereto (and except for purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), MHI is not, as of the date of this Agreement, a party to or bound by any:

     (a) material agreement or contract not made in the ordinary course of business;

     (b) employee collective bargaining agreement or other contract with any labor union;

     (c)  covenant not to compete;

     (d) lease or similar agreement under which MHI is a lessor or sublessor of any material real property owned or leased by MHI or any portion of premises otherwise occupied by MHI;

     (e) (i) lease or similar agreement under which (A) MHI is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) MHI is a lessor or sublessor of any tangible personal property owned by MHI,
          (ii) continuing contract for the future purchase of materials, supplies or equipment or (iii) management, service, consulting or other similar type of contract, in any such case which has a future liability in excess of $25,000, and which is not terminable by MHI for a cost of less than $10,000;

     (f) license or other agreement relating in whole or in part to, trademarks (including, but not limited to, any license or other agreement under which MHI has the right to use any of the same owned or held by a third party);

     (g) agreement or contract under which MHI has borrowed or lent any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others for an amount in excess of $100,000 (other than (i) endorsements for the purpose of collection in the ordinary course of business, and (ii) advances to employees of MHI in the ordinary course of business);

     (h) mortgage, pledge, security agreement, deed of trust or other document granting a lien against the Assets (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices but excluding operating leases) other than Permitted Liens; or

     (i) other agreement, contract, lease, license, commitment or instrument to which MHI is a party or by or to which MHI or any of it assets or businesses are bound or subject, which has an aggregate future liability in excess of $10,000 and is not terminable by MHI for a cost of less than $10,000.

     (j) any agreement, contract, understanding or business venture with any physician, other provider or any other Person which violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services.

     2.10 Burdensome Agreements. Except as is set forth in Exhibit 2.10 of the
Exhibit Volume, MHI is not a party to, nor are the Assets subject to or bound or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which materially and adversely affects the operations, earnings, assets, properties, liabilities, business or prospects of MHI or its condition, financial or otherwise.

     2.11 Absence of Related Party Transactions. Except as disclosed on Exhibit 2.11, neither MHI nor any officer, director or Affiliate of MHI, has any material direct or indirect financial or economic interest in any competitor or supplier of MHI. MHI is not a party to any transaction or proposed transaction, including without limitation the leasing of property, the purchase or sale of materials or goods (except with respect to MHI's retail business) or the furnishing of its services (except as employees of MHI), with MHI, or any person or entity affiliated with either MHI, including (without limitation) any family member thereof, and MHI has not directly or indirectly entered into any agreement or commitment which could result in MHI becoming obligated to provide funds in respect of or to assume any obligation of any such affiliated person or entity. Except as set forth on Exhibit 2.11, there are no debts owing to MHI by, or any contractual agreements or understandings between MHI and, any director or officer of MHI, any member of their respective families, or any Affiliate of any of the foregoing individuals, and none of the foregoing individuals or any Affiliate of them owns any property or rights, tangible or intangible (other than an equitable interest), used in or related to MHI's business. MHI is not indebted to any officer, director or employee of MHI, or to any member of their respective families, or to any Affiliate of any of the foregoing individuals, in any amount whatsoever, other than for payment of salaries and compensation for services actually rendered to MHI in the ordinary course of their businesses.

     2.12 Defaults. Except as disclosed in Exhibit 2.12, MHI is not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default by MHI under any outstanding indenture, mortgage, contract, instrument or agreement to which MHI is a party or by which MHI may be bound or under any provision of the Articles of Incorporation or by-laws of MHI. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any provision of, or result in the breach of, or constitute a default under, any law the violation of which would result in a significant liability to MHI, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; constitute a violation of or a default under, or a conflict with, any term or provision of the Articles of Incorporation or by-laws of MHI or any contract, commitment, indenture, lease, instrument or other agreement, or any other restriction of any kind to which MHI is a party or is bound; or cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of MHI, to be accelerated, or increase any such liability or obligation.

     2.13 Inventory. The Inventory consists of a quality and quantity usable and saleable in the ordinary course of business and is carried on the balance sheet included in the MHI Financial Statements at the lower of cost or market, except for items of obsolete materials and materials of below standard quality, all of which have been written down in the balance sheet included in the MHI Financial Statements to net realizable market value or for which adequate reserves have been provided in the balance sheet included in the MHI Financial Statements. The present quantity of the Inventory of MHI is reasonable and warranted in the present circumstances of the business conducted by MHI. The only transactions related thereto since March 31, 1996 have been additions or sales in the ordinary course of business.

     2.14 Equipment. All Assets consisting of equipment are well maintained and in good operating condition, except for reasonable wear and tear and except for items which have been written down in the MHI Financial Statements to a realizable market value or for which adequate reserves have been provided in the MHI Financial Statements. The present quantity of all such equipment of MHI is reasonable and warranted in the present course of the business conducted by MHI. The only transactions related thereto since March 31, 1996, have been additions thereto in the ordinary course of business.

     2.15 Investments. Except as reflected Exhibit 2.15 or in the MHI Financial Statements, MHI does not have any investments in, and does not have outstanding any advances to, any other firms, persons or corporations.

     2.16 Powers of Attorney. Exhibit 2.16 lists any outstanding powers of attorney related to MHI and a summary statement of the terms thereof.

     2.17 Guarantees. Included as Exhibit 2.17 in the Exhibit Volume is a list and brief description of all guarantees, matters of suretyship and contingent liabilities of MHI.

     2.18 Permits and Licenses. Included as Exhibit 2.18 in the Exhibit Volume is a schedule of all material permits and licenses known to MHI, listing and briefly describing each permit, license or similar authorization from each governmental authority issued with respect to the operation or ownership of properties by MHI together with the designation of the respective expiration dates of each, and also listing and briefly describing each association in which MHI is a member and each association or governmental authority by which MHI is accredited or otherwise recognized. MHI is not required to obtain any additional permits, licenses or similar authorizations (including, without limitation, any additional certificates of need) from any governmental authority for the proper conduct of its business or to become a member of or accredited by any association or governmental authority other than those listed on Exhibit 2.18 in the Exhibit Volume. All of such permits, licenses and authorizations will continue to be valid and in full force and effect in accordance with their respective terms after the consummation of the transactions contemplated hereby.

     2.19 Assets Necessary to Business. MHI presently has and at Closing will have and transfer to PHC title to all property and assets, real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements, necessary to permit PHC to carry on the business of MHI as presently conducted. Since March 31, 1996, neither MHI nor the Hospital has sold any of the Hospital's assets except sales of inventory in the ordinary course of business.

     2.20 Litigation, etc. Except as set forth in Exhibit 2.20 of the Exhibit Volume, there is no litigation, arbitration, governmental claim, investigation or proceeding pending or threatened against MHI at law or in equity, before any court, arbitration tribunal or governmental agency. No such proceeding set forth in Exhibit 2.20 concerns the ownership or other rights with respect to the Assets. There are no facts based on which material claims may be hereafter made against MHI. Except as provided in ss. 1.10(e), any and all claims arising from incidents on or before the Effective Time shall be the sole responsibility of MHI and are specifically excluded from the liabilities to be assumed by PHC hereunder. All claims and litigations against MHI are fully covered by insurance. MHI shall unconditionally indemnify and hold PHC harmless against any loss or liability including, without limitation, attorney's fees, resulting from any claims or litigation arising out of incidents which occurred prior to the Effective Time, to the extent such loss or liability is not covered by insurance.

     2.21 Court Orders, Decrees and Laws. Except as set forth in Exhibit 2.21:
(i) there is not outstanding or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting MHI or the Assets; (ii) MHI is in compliance with all applicable federal, state and local laws, regulations and administrative orders which are material to the business of MHI and MHI has received no notices of alleged violations thereof except as disclosed in Exhibits to ss. 2.34 hereof, and (iii) no governmental authorities are presently conducting proceedings against MHI and no such investigation or proceeding is pending or being threatened.

     2.22 Taxes. Except as set forth in Exhibit 2.22: (i) all federal, state and other tax returns of MHI required by law to be filed have been timely filed, and MHI has paid or provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings and with respect to which MHI has set aside on its books adequate reserves; (ii) all such tax returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all respects; (iii) the amounts set up as provisions for taxes (including provision for deferred income taxes) on the MHI Financial Statements are sufficient for the payment of all unpaid federal, state, county and local taxes accrued for or applicable to all periods (or portions thereof) ending on or before the Closing Date; (iv) there are no tax liens on any of the Assets except those with respect to taxes not yet due and payable and except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings and with respect to which MHI has set aside on its books adequate reserves; (v) there are no pending tax examinations nor has MHI received a revenue agent's report asserting a tax deficiency; (vi) MHI does not expect any taxing authority to claim or assess any amount of additional taxes against it; and (vii) no claim has ever been made by a taxing authority in a jurisdiction where MHI does not file tax returns that MHI is or may be subject to taxes assessed by such jurisdiction.

     MHI has withheld from each payment made to employees of MHI the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and have set aside all other employee contributions or payments customarily set aside with respect to such wages and have paid or will pay the same to, or have deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities.

     2.23 Immigration Act. MHI is in compliance with the terms and provisions of the Immigration Act in all material respects. For each employee (as defined in 8 C.F.R. 274a.l(f)) of MHI for whom compliance with the Immigration Act by MHI is required, MHI has obtained and retained a complete and true copy of each such employee's Form I-9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by MHI pursuant to the Immigration Act. There are no violations or potential violations of the Immigration Act by MHI. MHI has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor, to MHI's knowledge, has any action or administrative proceeding been initiated or threatened against MHI, by reason of any actual or alleged failure to comply with the Immigration Act.

     2.24 Program Compliance. MHI is not a party to, or the beneficiary of, any agreement, contract, understanding or business venture with any provider or referral source which violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services or any regulations adopted by any other federal or state agency or which results in overutilization of health care services by patients.

     2.25 Reimbursement Matters. Copies of all Medicare and Medicaid Cost Reports filed by MHI either not audited by the fiscal intermediary or audited and not formally settled are included as Exhibit 2.25A of the Exhibit Volume.
A schedule setting forth the audit status of such Medicare Cost Reports is set forth in Exhibit 2.25B of the Exhibit Volume. The amounts set up as provisions for Medicare and Medicaid adjustments and adjustments by any other third party payors on the MHI Financial Statements are sufficient to pay any amounts for which MHI may be liable. MHI is aware of no basis for any claims against MHI by any third party payors other than routine Medicare and Medicaid audit adjustments. Exhibit 2.25C of the Exhibit Volume sets forth the cost and accumulated depreciation for land, land improvements, buildings, fixed equipment and major movable equipment reflected on the last Medicare and Medicaid Cost Report filed by the Hospital. Any liabilities to Medicare, Medicaid or other third party payors shall be excluded from the liabilities assumed by PHC in the Undertaking.

     2.26 Environmental Matters. Except as disclosed on Exhibit 2.26:

     (a) All federal, state and local permits, licenses and authorizations required for the use and operation of the Real Property have been obtained and are presently in effect.

     (b) None of the Real Property has been used by MHI (and to the best of MHI's knowledge, by any other Person at any time) to handle, treat, store or dispose of any hazardous or toxic waste or substance, nor is any of the Real Property, including all soils, groundwaters and surface waters located on, in or under the Real Property, contaminated with pollutants or other substances which contamination may give rise to a clean-up obligation under any federal, state or local law, rule, regulation or ordinance, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq, and the common law.

     (c) A11 underground tanks located in, on or under any Real Property are in a state of good condition and repair and have not leaked nor are they presently leaking any of the contents which they have held or presently hold.

     (d) There are no outstanding violations or any consent decrees entered against MHI regarding environmental and land use matters, including, but not limited to, matters affecting the emission of air pollutants, the discharge of water pollutants, the management of hazardous or toxic substances or wastes, or noise.

     (e) There are no claimed, threatened or alleged violations with respect to any federal, state or local environmental law, rule, regulation, ordinance, permit, license or authorization, and there are no present discussions with any federal, state or local governmental agency concerning any alleged violation of environmental laws, rules, regulations, ordinances, permits, licenses or authorizations.

     (f) All operations conducted by MHI on the Real Property have been and are in compliance with all federal, state and local statutes, rules, regulations, ordinances, permits, licenses and authorizations relating to environmental compliance and control.

     2.27 ERISA.

     (a) Except as listed in Exhibit 2.27 of the Exhibit Volume, MHI has no "employee benefit plans", as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan or similar arrangement, written or otherwise, which provides any type of pension or welfare benefit to any of its directors, employees, or former employees.

     (b) With respect to all of the plans listed in Exhibit 2.27, MHI has delivered to PHC true and exact copies of (i) all plan documents embodying the provisions of such plans, together with all amendments thereto, (ii) all summary plan descriptions and summaries of material modifications pertaining thereto, (iii) copies of the most recent Internal Revenue Service determination letters, if any, relating to such plans, (iv) copies of the last three (3) years' Annual Report (Form 5500 series), as filed with respect to such plans with the Internal Revenue Service, together with all Schedules and attachments thereto, including, without limitation, copies of the plan audits and/or actuarial valuations, (v) copies of all contract administration agreements between MHI and third party administrators, (vi) copies of all participant-related forms currently in use in connection with such plans including, without limitation, salary reduction agreements and beneficiary designations and (vii) participant-specific claims history for any "welfare benefit plan" (within the meaning of Section 3(l) of ERISA) that has been in existence during any part of the last three years.

     (c) No "prohibited transaction", as such term is defined under Section 4975(c) of the Code or under Section 406 of ERISA, and the respective regulations thereunder, has occurred or is occurring with respect to any "employee benefit plan" maintained by MHI or with respect to any trustee or administrator thereof.

     2.28 Pension, etc. Except as set forth in Exhibit 2.28:

     (a) No "unfunded accrued liability", as such term is defined under Section 3(30) of ERISA, exists with respect to any "employee pension benefit plan" listed in Exhibit 2.27 (each a "Pension Plan" and collectively the "Pension Plans").

     (b) None of the Pension Plans or any related trusts have been partially or fully terminated (through the complete cessation of contributions thereto or otherwise). In addition there has not occurred any "reportable events", as such term is defined under Section 4043 of ERISA, which could have a material adverse effect on the condition, financial or otherwise, of MHI.

     (c) Neither any of the Pension Plans nor any related trusts have incurred any "accumulated funding deficiency", as such term is defined under
          Section 302(a)(2) of ERISA or Section 412(a) of the Code (whether or not waived), since the effective date of ERISA.

     (d) With respect to each Pension Plan, there are not in existence any liabilities other than those liabilities shown on the Annual Reports (Form 5500 series) delivered to PHC in connection herewith. No material change with respect to the matters covered by the most recent Annual Report for each Pension Plan has occurred since the filing date thereof. The terms and operation of each Pension Plan have complied, and are in compliance, with the applicable provisions of ERISA and the Code. All Pension Plans have at all times been and are qualified under
          Section 401(a) of the Code. None of the Pension Plans listed in
          Exhibit 2.27 is unfunded.

     (e) Simultaneously with the Closing, MHI will terminate each of the Pension Plans and take all steps necessary to distribute all of the assets in such Pension Plans as soon as administratively practicable. Further, MHI shall keep PHC and the Participants and Beneficiaries of the Pension Plans appraised of the status of such termination and distribution efforts, on at least a quarterly basis.

     2.29 Welfare Plan Matters.

     (a)  All "Welfare Plans", as such term is defined below, listed in Exhibit
          2.27 may be amended and/or terminated after no more than 30 days notice to plan participants. MHI has made no commitments to provide lifetime benefits under any such Welfare Plans to any of its current or former employees, and none of such persons has a vested right to any benefits under any such Welfare Plans. MHI has no Welfare Plans for the benefit of its former employees, except as provided in
          Exhibit 2.29A of the Exhibit Volume. For purposes of this Paragraph, a "Welfare Plan" is any employee benefit plan listed in Exhibit 2.28 which is not a Pension Plan.

     (b) With respect to any Welfare Plan of MHI which provides accident and health coverage through insurance policies issued by third party insurors, MHI has delivered a copy of such policies to PHC, together with all amendments and/or riders thereto. Such policies are currently in force and all premiums for such policies have been paid or shall be paid by MHI for all periods ending prior to and up to the Closing Date.

     (c) With respect to any Welfare Plan providing accident and health coverage through self-insurance, MHI has purchased the stop-loss insurance policies attached in Exhibit 2.29B of the Exhibit Volume for protection against large losses or poor claims experience. All such stop-loss insurance policies are currently in force and all premiums charged therefor have been paid through and up to the Closing Date. MHI shall pay all claims under each such accident and health plan arising out of occurrences prior to the Closing Date.

     (d) Exhibit 2.29C of the Exhibit Volume contains a list of all employees and former employees of MHI who are eligible to receive or who are receiving continuation coverage or who have conversion rights pursuant to applicable state law and/or ERISA, the type of coverage elected, the amount of premiums to be charged, the beginning and ending dates within which such continuation coverage and/or conversion election must be made, and the latest date on which such continuation coverage will terminate. MHI has complied with all applicable laws regarding notice and provision of such continuation coverage.

     (e) All Welfare Plans have been operated in compliance with the terms of such plans and in accordance with the applicable provisions of ERISA and the Code.

     2.30 Employee Matters. Included as Exhibit 2.30A of the Exhibit Volume is a list of all employees of MHI, together with their annual rates of compensation and a list of all people who were paid bonuses in the last twelve months plus the amount thereof. No written employment agreement to which MHI is a party requires longer than a four-week notice before termination or agreement to lend, or guarantee any loan, to an employee or an agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding. Exhibit 2.30B of the Exhibit Volume is a brief description of employee benefits of MHI. MHI agrees that it shall terminate all employees as of the Effective Time, and it shall be solely liable and responsible for any and all severance payments, accrued wages, salary, overtime, paid vacation and sick leave and their equivalents, pension and other employee benefits or compensation, of any nature, relating to the employees of MHI not hired by

PHC immediately after the Closing Date. MHI has not committed and shall not commit to any of such employees that said employees shall be employed by PHC after the Closing Date; provided, however, that PHC, in its own sole discretion, may decide to offer employment to certain of MHI's employees.

     2.31 Insurance; Malpractice. Exhibit 2.31A of the Exhibit Volume is a list of all policies of fire, general liability, professional liability, product liability, environmental impairment liability, professional liability, worker's compensation, health and other forms of insurance policies or binders currently in force insuring against risks of the Hospital. All such insurance policies or binders are in force and will continue to be in force through the Effective Time. Exhibit 2.31B is a list of the incident reports to the risk manager of MHI pertaining to the Hospital with respect to incidents which have occurred since January 1, 1994 in which the actions of the Hospital, any employees of the Hospital or any members of the medical staff of the Hospital, may, or are alleged to, have caused, any of the following:

     (i)    Death of a patient, including suicides;

     (ii)   Extreme brain damage, nerve or neurological injury;

     (iii)  Paraplegia or quadriplegia;

     (iv)   Permanent paralysis or spinal cord injury;

     (v)    Permanent blindness;

     (vi)   Loss of, or permanent loss of function in, one or more limbs;

     (vii)  Severe burns;

     (viii) Severe cosmetic deformities or severe disfigurement; or

     (ix)   Sexual abuse;

irrespective of whether a lawsuit has been instituted or a claim asserted by or on behalf of a patient. Exhibit 2.31C is a summary of each claim or lawsuit relating to the Hospital involving alleged actions during the same period with respect to which the risk manager or insurer instituted a reserve of $25,000 or more.

     2.32 Labor Matters. There are no collective bargaining agreements with any labor union to which MHI is a party or by which MHI is bound, and it is not currently negotiating with a labor union. No employees of MHI have ever petitioned for a representation election. MHI is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against MHI pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to its knowledge, threatened against or affecting MHI or the Hospital. No grievance which might have a material adverse effect on MHI or the conduct of its business nor any such arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists. MHI has not experienced any employee strikes during the last three years. MHI will advise PHC of any such labor dispute, petition for representative election or negotiations with any labor union which shall arise before the Closing Date. Except as may be required by ss.4980B of the Code or applicable state health care continuation coverage statutes, MHI has no liability under any plan or arrangement which provides welfare benefits, including medical and life insurance, to any current or future retiree or terminated employee.

     2.33 Improper Payments. Neither MHI nor any officer or employee of MHI have made any bribes, kickbacks or other improper payments on behalf of MHI or received any such payments from vendors, suppliers or other persons contracting with MHI.

     2.34 Certain Representations With Respect to the Hospital.

     (a) Memorial Hospital (the "Hospital") is licensed by the Texas Department of Health as a general acute care hospital authorized to operate 103 beds in its existing facilities located in Palestine. Except as set forth in Exhibit 2.34(a)-1 of the Exhibit Volume, the Hospital is presently in compliance with all the terms, conditions and provisions of such license. Exhibit 2.34(a)-2 of the Exhibit Volume is a copy of such license.

     (b) The Hospital has current contractual arrangements with Blue Cross. A copy of its existing Blue Cross contract is included as Exhibit 2.34(b) of the Exhibit Volume; and the Hospital is presently in compliance with all of the terms, conditions and provisions of such contract.

     (c) The Hospital is duly accredited as a general hospital by the Joint Commission on Accreditation of Healthcare Organizations of the American Medical and American Hospital Associations and included as
          Exhibit 2.34(c) of the Exhibit Volume is a copy of the most recent Certificate of Accreditation.

     (d) The Hospital is qualified for participation in the Medicare Program. A copy of its existing Medicare contract is included as Exhibit 2.34(d) of the Exhibit Volume; and the Hospital is presently in compliance with all of the terms, conditions and provisions of such contract.

     (e) The Hospital is qualified for participation in the Medicaid program. A copy of its existing Medicaid contract is included as Exhibit 2.34(e) of the Exhibit Volume; and the Hospital is presently in compliance with all the terms, conditions and provisions of such contract.

     (f)  The Hospital is qualified for participation in the CHAMPUS program.
          A copy of its existing CHAMPUS contract is included as Exhibit 2.34(f) of the Exhibit Volume; and the Hospital is presently in compliance with all the terms, conditions and provisions of such contract.

     (g) Included as Exhibit 2.34(g) of the Exhibit Volume is a copy of the fire marshal reports with respect to the Hospital after January 1, 1994. MHI has no knowledge of any fire code violations at the Hospital.

     (h) Except as set forth in Exhibits 2.34(g) and 2.34(i) of the Exhibit Volume, MHI has received no written notification that the Hospital is in violation of local building codes, ordinances or zoning laws. The Budding in which the Hospital is located complies with all local building codes, ordinances and zoning codes and is in a state of good maintenance and repair.

     (i) Included as Exhibit 2.34(i) to the Exhibit Volume is a copy of the surveys of the Hospital by the Texas Department of Health after January 1, 1994.

     (j) Included as Exhibit 2.34(j) of the Exhibit Volume are the by-laws of the Medical Staff of the Hospital.

     (k) Included as Exhibit 2.34(k) is a schedule of the current status of the Hospital's medical staff, showing with respect to each physician, the following information (including expiration dates thereof): state licensure, DEA licensure and professional liability insurance coverage.

     (l) Included as Exhibit 2.34(l) is a description of the Hill-Burton obligations of the Hospital as of the date hereof.

     2.35 Books of Account; Reports. The books of account of MHI in reasonable detail, accurately and fairly reflect its transactions and the disposition of its assets. MHI has filed all reports and returns required by any law or regulation to be filed by it.

     2.36 No Finders or Brokers. Except as set forth in Exhibit 2.36 neither MHI nor any officer or director of MHI has engaged any finder or broker in connection with the transactions contemplated hereunder.

     2.37 HSR Filing. MHI made the required antitrust filings under the HSR Act on May 15, 1996.

     2.38 Authority; Binding Effect. MHI has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of MHI has taken all action required by law and by MHI's Articles of Incorporation and by-laws, or otherwise, to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of MHI enforceable in accordance with its terms (except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions).

     2.39 Consents and Approvals of Governmental Authorities. Except for the matters contemplated in ss. 7.12 and 7.14, no characteristic of MHI or of the nature of its business or operations requires any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     2.40 Disclosure. No representations and warranties by MHI in this Agreement and no statement in this Agreement or any document or certificate furnished or to be furnished to PHC pursuant hereto contains or will contain any untrue statement or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. MHI has disclosed to PHC all facts known to MHI material to the assets, liabilities, business, operation and property of MHI. There are no facts known to MHI not yet disclosed which would adversely affect the future operations of MHI. Notwithstanding any provision herein to the contrary, MHI makes no representations or warranties to PHC regarding West Oak Medical Plaza.

     2.41 LIMITATION ON REPRESENTATIONS. PHC ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 2, MHI HAS NOT MADE, AND HAS SPECIFICALLY NEGATED AND DISCLAIMED ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS, (B) THE INCOME WHICH PHC WILL DERIVE FROM THE ASSETS, AND (C) THE SUITABILITY OR FITNESS OF THE ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH PHC MAY CONDUCT THEREON.

  ARTICLE  3 REPRESENTATIONS AND WARRANTIES OF PHC

     PHC hereby represents and warrants as follows:

     3.1 Organization and Standing of PHC. PHC is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Texas, has full power and authority to conduct its business as now being conducted; and is duly qualified to do business in each jurisdiction in which the nature of the property owned or leased or the nature of the business conducted by it requires such qualification.

     3.2 Authority; Binding Effect. PHC has corporate power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken (or by the Closing Date will have taken) all action required by law, its Articles of Incorporation, by-laws or otherwise to authorize such execution and delivery and the consummation of the transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of PHC enforceable in accordance with its terms (except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions) assuming that this Agreement has been duly authorized, delivered and executed by MHI and constitutes the valid and binding obligation, enforceable against MHI in accordance with its terms (except as enforceability against MHI may be restricted, limited or delayed to the same extent as referred to in the parenthetical phrase immediately above).

     3.3 No Finders or Brokers. Neither PHC nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

     3.4 HSR Filing. PHC made the required antitrust filings under the HSR Act on May 15, 1996.

     3.5 Financial Commitment. PHC has commitments satisfactory to it for sufficient funding to consummate the transactions contemplated hereby. If PHC suffers any adverse change in its ability to finance the transactions it will promptly notify MHI thereof.

     3.6 Environmental Report. PHC has obtained a preliminary environmental report from Veritech Integrated Technologies, Inc. with respect to its Phase I environmental assessment of the Real Property Assets which did not identify any material environmental deficiencies.

     3.7 Consents and Approvals of Governmental Authorities. Except for the matters contemplated in ss. 7.12 and 7.14, no characteristic of PHC or of the nature of its business or operations requires any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 4 COVENANTS OF PHC

     PHC hereby covenants and agrees as follows:

     4.1 Best Efforts to Secure Consents. PHC shall proceed diligently and use its best efforts to secure before the Closing all necessary consents and approvals needed to satisfy all the conditions precedent to the obligations of MHI hereunder, including without limitation satisfaction of all HSR requirements and obtaining appropriate licenses to operate the Hospital.

     4.2 WARN Act. PHC shall be responsible for any and all notices required with respect to termination of employees of the Hospital. Any liabilities or obligations arising under the WARN Act on or after the Closing Date shall be those of PHC and not MHI. PHC shall indemnity MHI against and hold it harmless from any liability, loss, damage or expense arising from or out of the involuntary termination of Hospital employees on or after the Closing Date, which termination would constitute a "mass layoff" or a "Plant closing" within the meaning of the WARN Act.

     4.3 Corporate Action. PHC will take all necessary corporate and other action and use its best efforts to obtain all consents, approvals and amendments of agreements required of it to carry out the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

     4.4 Handling of Documents. With respect to information provided by MHI pursuant to this Agreement prior to the Closing, PHC shall keep, and shall cause its bankers, advisors and Affiliates to keep all such information confidential which is not in the public domain, except to the extent that such information
(i) becomes generally available to the public other than as a result of a disclosure directly or indirectly by PHC, (ii) was known by PHC on a non-confidential basis prior to disclosure to PHC by MHI pursuant to this Agreement or (iii) becomes available to PHC on a non-confidential basis from a source (other than MHI) which is entitled to disclose the same, and to exercise the same care in handling such information as it would exercise with similar information of its own.

     4.5 Preservation of HSR Status. PHC will not take any steps intended to result in withdrawal of the early termination notice received in connection with the Hart-Scott-Rodino Act notifications previously filed.

ARTICLE 5 COVENANTS OF MHI

     MHI hereby covenants and agrees as follows:

     5.1 Title Insurance Matters.

     (a) Survey. Immediately after execution of this Agreement, MHI shall cause an as-built survey of the Real Property Assets and surveyor's certificate, in form sufficient to remove the survey exception from the title insurance binder as more specifically provided in ss. 5.1(b) hereof, to be prepared by a licensed surveyor acceptable to PHC. The survey shall be made in accordance with the Texas Surveyor's Manual for a Class 1-A survey. Such survey shall incorporate an exact description of the Real Property Assets, shall be dated not more than 10 days prior to the Closing Date, shall show the total area of the Real Property Assets in square feet, easements, if any, dimensions and locations of improvements, striped parking spaces and unlined parking areas, driveways, location of adjoining streets and rights of way, building setback lines, and such other details as may be required by PHC. Once prepared, the survey description will replace Appendix 1.1 and will become a part of this Agreement identified as Appendix 1.1-A.

     (b) Title Commitment. Immediately after execution of this Agreement, PHC shall apply to a title insurance company acceptable to PHC for a title insurance binder in the amount of $18,000,000 which shall constitute the commitment of such company to insure the title to the Real Property in the name of PHC with a Texas Standard Form owner's title insurance policy (the "Owner's Policy"). The standard exceptions shall be removed or modified as follows: (i) such policy shall have "none of record" endorsement regarding restrictions, except for restrictions that are approved by PHC, (ii) the exception concerning rights of parties in possession shall be modified to refer only to the rights of the tenant in possession pursuant to the Leases (if not previously terminated); and (iii) the standard exception for taxes shall be limited to the year in which the Closing occurs, marked "Not Yet Due And Payable." The survey exceptions may be deleted at the expense of PHC.

     (c) Review of Title. PHC shall have five business days from the date it has received all of the following: the title insurance binder; copies of all documents referenced in title exceptions disclosed therein; the survey; and the UCC Search; within which to review same. If any title defects or other matters objectionable to PHC are disclosed by any of the items listed in the previous sentence, PHC shall give MHI written notice of same prior to the expiration of such ten business day period. MHI shall be allowed a reasonable time, not in excess of five days, within which to cure such defects; provided, however, that in no event shall MHI's cure period extend beyond the Closing

          Date without the express written consent of PHC. If the defects are not timely cured to PHC's satisfaction, PHC may waive such defects and proceed to close, or PHC may terminate this Contract by written notice to MHI.

     5.2 Access and Information. Between the date of this Agreement and the Effective Date; MHI will: (i) provide to the PHC and its officers, attorneys, accountants and other representatives, during normal business hours, or otherwise if PHC deems necessary, free and full access to all of the properties, assets, agreements, commitments, books, records, accounts, tax returns, and documents of MHI and permit them to make copies thereof; (ii) furnish the PHC and its representatives with all information concerning the business, properties and affairs of MHI as PHC requests and certified by the officers, if requested;
(iii) cause the independent public accountants of MHI to make available to PHC and its representatives all financial information relating to the MHI requested, including all working papers pertaining to audits and reviews made heretofore by such auditors; (iv) furnish PHC true and complete copies of all financial and operating statements of MHI; (v) permit access to customers and suppliers for consultation or verification of any information obtained by PHC and use their best efforts to cause such customers and suppliers to cooperate with the PHC in such consultation and in verifying, such information; and (vi) cause their employees, accountants and attorneys to make disclosure of all material facts known to them affecting the financial condition and business operations of MHI and to cooperate fully with any audit, review, investigation or examination made by PHC and its representatives, including, without limitation, with respect to:

     (a)  The books and records of MHI;

     (b)  The reports of state and federal regulatory examinations;

     (c)  Leases, contracts and commitments between MHI and any other person;

     (d)  Physical examination of the Real Property; and

     (e)  Physical examination of the Equipment and Furnishings.

     5.3 Conduct of Business. Between the date hereof and the Effective Date, except as otherwise expressly approved in writing by PHC, MHI shall conduct its business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Article 2 of this Agreement shall be true and correct at and as of the Effective Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by MHI at the Closing shall have been satisfied. MHI will, consistent with conducting its business in accordance with reasonable business judgment, preserve the business of MHI intact; use its best efforts to keep available to PHC the services of the present employees of MHI and preserve for PHC the goodwill of the suppliers, patients and others having business relations with MHI.

     5.4 Personnel Matters. During the period from and after the date hereof and through the Effective Date, MHI will afford to the officers, attorneys, accountants and other authorized representatives of PHC access to all officers and employees of MHI for the purpose of interviewing, testing and conducting such other evaluations as PHC may reasonably require. PHC shall be permitted to negotiate employment agreements with such officers and employees of MHI as it may determine, such employment agreements to be with either MHI, PHC or an Affiliate of PHC as PHC may elect; provided, however, that no such employment agreement shall be effective until the Effective Time. In the event that PHC informs MHI in writing that it does not intend to continue the employment of any particular employee of MHI after the Effective Time, MHI will either promptly notify such employee that his employment will be terminated in accordance with MHI's normal severance procedures or terminate such employee prior to the Effective Time.

     5.5 Compliance with Agreement. MHI shall not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and shall do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement. MHI shall give PHC prompt written notice of any change in any information contained in the representations and warranties made in Article 2 hereof and on the Exhibits referred to therein (provided, however, that such notice shall not limit PHC's rights under ss. 7.1 hereof) and of any condition or event which constitutes a default of any covenant or agreement made in Article 5 or in any other section hereof.

     5.6 Best Efforts to Secure Consents. MHI shall take the necessary corporate and other action and shall use its best efforts to secure before the Closing Date all necessary consents and approvals required to carry out the transactions contemplated by the Agreement and to satisfy all other conditions precedent to the obligations of PHC and MHI.

     5.7 Unusual Events. Until the Effective Time, MHI shall supplement or amend all relevant Exhibits in the Exhibit Volume with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Exhibits; provided, however, that for the purposes of the fights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed and shall not be deemed to amend or supplement any Exhibits or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, unless agreed to in writing by PHC.

     5.8 Interim Financial Statements. Within 20 days after the end of each calendar month subsequent to the date of this Agreement and prior to the Effective Date, MHI shall deliver to PHC an unaudited balance sheet of MHI as at the end of such calendar month together with the related statement of revenues and expenses and such statistical and other operational information as MHI routinely includes in monthly reports to members of its Board of Directors. All such financial statements shall fairly present the financial position, results of operations and changes in financial condition during the periods indicated, in accordance with generally accepted accounting principles consistently applied, except that note information may be omitted in such statements, subject to normal year-end audit adjustments, but only if such adjustments are of a normal, recurring type and are not material in the aggregate.

     5.9 Departmental Violations. All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by the Departments of Buildings, Fire, Labor, Health, or any other State or Municipal Department having jurisdiction against or affecting the business, property or assets of MHI shall be complied with prior to the Closing Date. All such notes or notices, after the date hereof and prior to the Closing Date, shall be complied with by MHI prior to the Closing Date. Upon written request, MHI shall furnish PHC with an authorization to make the necessary searches for such notes or notices.

     5.10 Assessments. If, on the Closing Date, the business, property or assets of MHI are or will be subject to an assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable, shall be paid and discharged by MHI prior to the Closing Date.

     5.11 Insurance Ratings. MHI shall take all action reasonably requested by PHC to enable it to succeed to the Workers' Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of MHI and other ratings for insurance or other purposes established by MHI. PHC shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

     5.12 Maintain Insurance Coverage. From the date hereof until the Closing, MHI shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of MHI and shall provide, upon request by PHC, evidence satisfactory to PHC that such insurance continues to be in effect and that all premiums due have been paid. Prior to Closing, MHI will obtain "tail" insurance coverage, converting its existing malpractice insurance to an "occurrence" basis policy, and covering at least five years after Closing. If coverage for a longer period is available, PHC shall have the option of requiring such longer coverage provided PHC pays any additional cost relating to coverage beyond five years.

     5.13 1995 and 1996 Annual Audit Reports. MHI shall obtain and promptly deliver to PHC the consolidated balance sheets of MHI of at May 31, 1995 and May 31, 1996 the related consolidated statements of revenues and expenses and cash flow for the years then ended and the notes related together with an unqualified opinion of Harrell, Rader, Bonner & Bolton, LLP, notwithstanding that the Closing shall have occurred.

     5.14 Preservation of HSR Status. MHI will not take any steps intended to result in withdrawal of the early termination notice received in connection with the Hart-Scott-Rodino Act notifications previously filed.

ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MHI

     All obligations of MHI which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by PHC at or prior to the Closing and to the fulfillment at, or prior to, the Closing, of each of the following conditions (unless expressly waived in writing by MHI at any time at or prior to the Closing).

     6.1 Representations and Warranties True. All of the representations and warranties made by PHC contained in Article 3 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing (except for ss. 2.6(f)), and shall be true at and as of the date of Closing in all material respects; PHC shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; and MHI shall have been furnished with a certificate of the President or any Vice President of PHC, dated the Closing Date, in such officer's capacity, certifying to the truth of such representations and warranties as of the Closing and to the fulfillment of such covenants and conditions.

     6.2 Opinion of Counsel. MHI shall have been furnished with an opinion dated the Closing Date of Boult, Cummings, Conners & Berry, PLC counsel to PHC, in form and substance satisfactory to MHI, to the effect set forth as Appendix 6.2 attached hereto.

     6.3 Authority. All action required to be taken by or on the part of PHC to authorize the execution, delivery and performance of this Agreement by PHC and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of PHC.

     6.4 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against MHI, or the officers or directors of MHI, which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

     6.5 Delivery of Certain Certified Documents. At the Closing, PHC shall deliver to MHI copies of the Articles of Organization of PHC certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities and copies of resolutions of the Board of Directors of PHC, certified by the secretary or assistant secretary of PHC approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     6.6 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to MHI pursuant to this Agreement shall be satisfactory in form and substance to MHI and its counsel acting reasonably and in good faith.

     6.7 Hart-Scott-Rodino Filings. There shall be no impediments to Closing hereunder relative HSR compliance.

     6.8 Escrow Agreement. PHC shall have entered into the Escrow Agreement.

     6.9 No Agency Proceedings. There shall not be pending or, to the knowledge of PHC, threatened, any claim suit, action or other proceeding brought by a governmental agency before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement or material damages in connection therewith.

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PHC

     All obligations of PHC which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by MHI at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by PHC at any time at or prior to the Closing):

     7.1 Representations and Warranties True. All of the representations and warranties of MHI contained in Article 2 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects (without taking into account any disclosures made by MHI to PHC pursuant to ss. 5.7 hereof); MHI shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and PHC shall be furnished with a certificate of the President or any Vice President of MHI dated the Closing Date, in such person's corporate capacity, certifying to the truth of such representations and warranties as of the time of the Closing and to the fulfillment of such covenants and conditions.

     7.2 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against PHC or the officers or directors of PHC which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transaction contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

     7.3 General Warranty Deed; Release of Indenture; Title Insurance Policy. PHC shall have been furnished with a general warranty deed to the owned Real Property in its name conveying fee simple title to such Real Property to PHC and a recordable release of the deed of trust securing the lien of the Indenture on the Hospital Assets. MHI, at its expense, shall have furnished PHC with the Owner's Policy or title commitment in standard form insuring fee title in such Real Property in PHC in the amount of $18,000,000. All exceptions and conditions in such title policy or commitment shall be, in all respects, satisfactory to PHC, both as to form and substance.

     7.4 Sale of West Oak Medical Plaza. On or prior to the Closing, MHI shall have sold the West Oak Medical Plaza to an entity associated with Trinity Mother Frances Health System and the buyer shall have assumed all debt associated with the property and agreed to hold MHI harmless therefrom.

     7.5 Escrow Agreement. MHI shall have entered into the Escrow Agreement.

     7.6 Environmental Report. The final environmental report from Veritech Integrated Technologies, Inc. with respect to its Phase I environmental assessment of the Real Property Assets shall not have identified environmental deficiencies costing not more than $10,000 to cure, as determined by an environmental engineering firm mutually acceptable to MHI and PHC.

     7.7 Opinion of MHI Counsel. MHI shall have delivered to PHC at the Closing an opinion of Small, Craig & Werkenthin, P.C. counsel to MHI, dated the Closing Date, in form and substance satisfactory to PHC, to the effect set forth as Appendix 7.7 attached hereto.

     7.8 Non-Assignable Property Interests.

     (a) To the extent that any lease, contract, permit or other property interest which would otherwise constitute a part of the Assets is not capable of being assigned, transferred or subleased or if such assignment, transfer or sublease or attempted assignment, transfer or sublease would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, neither this Agreement nor the

          Closing shall constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof.

     (b) To the extent that any lease, contract, permit or other property interest constituting a part of the Assets is not capable of being assigned, transferred or subleased, from and after the Closing Date, and to the extent reasonably possible, MHI shall make all benefits of such non-assignable interests available to PHC at no charge, cost or expense to PHC.

     7.9 EMS Franchise. The City of Palestine shall have franchised PHC to provide emergency medical services to its citizens, and PHC shall have received the appropriate licenses with respect thereto.

     7.10 Consents and Approvals. Each of the parties to any agreement or instrument under which the transactions contemplated hereby would constitute or result in a default or acceleration of obligations shall have given such consent as may be necessary to permit the consummation of the transactions contemplated hereby without constituting or resulting in a default or acceleration under such agreement or instrument, and any consents required from any public or regulatory agency or organization having jurisdiction shall have been given. Also, PHC shall have received releases, waivers of default and consents to assignment in form satisfactory to it from all parties to contracts and agreements to be assumed by PHC hereunder.

     7.11 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to PHC pursuant to this Agreement shall be satisfactory in form and substance to PHC and its counsel acting reasonably and in good faith.

     7.12 Federal and State Approvals; Licensing. PHC shall have received such licenses, certificates of need and other regulatory approvals as are set forth as Exhibit 2.18 in the Exhibit Volume and as are otherwise necessary to operate the business of MHI.

     7.13 Delivery of Certain Documents. At the Closing, MHI shall have delivered to PHC copies of the Articles of Incorporation of MHI certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities and copies of resolutions of the Board of Directors of MHI, certified by the secretary of MHI, approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     7.14 Hart-Scott-Rodino Filings. PHC and MHI shall have made all required antitrust filings under, and there shall be no impediment to Closing hereunder relative to, the HSR Act. If not, MHI and PHC shall promptly proceed to take all actions as shall be required to comply with the HSR Act.

ARTICLE 8 TERMINATION

     8.1 Optional Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Date as follows:

     (a)  By the mutual consent of PHC and MHI; or

     (b) By MHI, if the Closing has not occurred by July 22, 1996; provided that MHI shall not be entitled to terminate this Agreement pursuant to this ss. 8.1(b) if MHI's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

     (c) By PHC, if the Closing has not occurred by July 22, 1996, provided that PHC shall not be entitled to terminate this Agreement pursuant to this ss. 8.l(c) if PHC's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

     8.2 Notice of Abandonment. In the event of such termination by either PHC or MHI pursuant to ss. 8.1 above, written notice shall forthwith be given to the other party hereto.

     8.3 Mandatory Termination. If the Closing has not occurred by July 31, 1996, this Agreement shall automatically terminate and no longer be of any force or effect.

     8.4 Termination. In the event this Agreement is terminated as provided above, PHC shall deliver to MHI all documents (and copies thereof in its possession) concerning MHI previously delivered by MHI to PHC, and none of the parties nor any of their respective partners, shareholders, directors, or officers shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages, or otherwise, except for any deliberate breach of any of the provisions of this Agreement. If this Agreement is terminated for any reason other than MHI's inability or unwillingness to deliver good title to the Assets (as reflected by a title policy showing discharge of the disputed ad valorem tax lien on the real property of Seller and discharge of the lien of the indenture securing the Bonds), MHI's sole remedy shall be to retain the Escrow Deposit and all interest thereon as liquidated damages for such termination and the parties agree that no further damages, costs, expenses or other amounts will be payable as a result of such termination; otherwise the Escrow Deposit and all interest thereon shall be promptly returned to PHC as its sole remedy for such termination with no further damages, costs, expenses or other amounts being payable as a result of such termination.

ARTICLE 9 INDEMNIFICATION

     9.1 By MHI. MHI agrees to indemnify, defend and hold PHC and its Affiliates, and its and their respective employees, representatives, officers and agents, harmless from and against any claims, losses, liability, obligations, lawsuits, deficiencies, damages or expense of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including (without limitation) interest, penalties, attorneys' fees, costs of investigation and all amounts paid in defense or settlement of the foregoing, suffered or incurred by PHC as a result of the occurrence of any of the following: (i) the Assets were subject to any liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which are not being specifically assumed by PHC hereunder, including without limitation, liabilities for federal, state, local and other applicable taxes of every kind and description, whether or not said liabilities or obligations are disclosed in
Exhibit 2.3; (ii) MHI did not have title to any of the Assets; (iii) a breach of any obligation, representation, warranty, covenant or agreement made by MHI in this Agreement or any agreement referred to herein or because any representation or warranty by MHI contained herein, in any document furnished or required to be furnished pursuant to this Agreement by MHI to PHC or any of its representatives, or any documents furnished to PHC in connection with the Closing hereunder, shall be false; (iv) any litigation arising out of or based upon events or operative facts occurring prior to the Closing Date, in connection with the Assets, whether or not disclosed in Exhibit 2.20; (iv) any employee benefits, including pension or retirement benefits, and any severance payments to the employees of MHI which are or may be assessed as a result of the transactions contemplated by this Agreement, payable to or on behalf of the employees of MHI as of the Closing Date, or due through the consummation of this Agreement; and (vii) costs and expenses (including reasonable attorneys' fees) incurred by PHC in connection with any demand, action suit, proceeding, assessment or judgment incident to any of the foregoing. Notwithstanding the foregoing, MHI shall not be required to indemnify PHC, its affiliates or any other party and shall not be obligated to make payments to third parties for any of those liabilities specifically identified as Indemnified Matters in the Escrow Agreement unless and until all funds available under the Escrow Agreement have been used to discharge such liabilities.

     9.2 Indemnification by PHC. PHC agrees to indemnify, defend and hold MHI and its affiliates, and their respective employees, representatives, directors officers and agents harmless from and against any Claims suffered or incurred by MHI as a result of the occurrence of any of the following: (i) a breach of any obligation, representation, warranty, covenant or agreement made by PHC in this Agreement or any agreement referred to herein or because any representation or warranty by PHC contained herein, in any document required to be furnished pursuant to this Agreement by PHC to MHI or any of its representatives shall be false (ii) any litigation arising out of or based upon event or operative facts occurring subsequent to the Closing, including any failure of PHC to comply fully with the terms of the Undertaking.

     9.3 Special Indemnification Provisions Regarding Environmental Matters.

     (a) General. Except with respect to items disclosed on Exhibit 2.26, MHI shall indemnify, protect, defend (with counsel reasonably approved by PHC) and hold PHC, and the directors, officers, shareholders, employees and agents of PHC, harmless from any claims (including, without limitation, third party claims for personal injury or real or personal property damage (direct or consequential), or damage to the natural resources or the environment, actions, administrative proceedings (including formal proceedings), judgments, damages (directly or consequential), punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, including reasonable attorneys' fees and expenses (including any such fees and expenses incurred in enforcing this agreement or collecting any sums due hereunder), consultant fees, and expert fees, together with all other cost and expenses of any kind or nature) (collectively, the "Costs") that arise directly or indirectly from or in connection with the presence, storage, disposal or release of any hazardous substance in or into the structure, building, air, soil, surface water, groundwater or soil vapor at, on, about, under or within the Hospital or any portion thereof, to the extent that such Costs result from events occurring during the periods prior to Closing and resulting from activities of MHI or any Affiliates of MHI or prior owners or users of the Assets. Without limiting the generality of the foregoing, the indemnification provided by this ss. 9.3 shall specifically cover Costs, including capital, operating and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any clean-up, containment, remedial, removal or restoration work required or performed by any Federal, state or local governmental agency or political subdivision or performed by any non-governmental entity or person because of the presence or release of any hazardous substance in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Hospital or Real Property Assets (or any portion thereof), and any claims of third parties for loss or damage due to such hazardous substance.

     (b) Remedial Work. In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the "Remedial Work") is required under any applicable Federal, state or local law or regulation, by any judicial order, or by any governmental entity, because of, or in connection with, any occurrence or event described in clause (a) above, MHI shall, upon demand therefor by PHC, reimburse all Costs associated with such Remedial Work including, without limitation, the charges of any contractor(s) and/or consulting engineer, and PHC's reasonable attorneys' fees and other reasonable costs incurred in connection therewith. Notwithstanding any provision of this Agreement to the contrary, MHI will be permitted to contest or cause to be contested, subject to compliance with the requirements of this Section, by appropriate action any Remedial

          Work requirement, and PHC shall not perform such requirement on its behalf, so long as MHI has given PHC written notice that MHI is contesting or shall contest or cause to be contested the same, and MHI actually contests or causes to be contested the application, interpretation or validity of the governmental law, regulation, order or agreement pertaining to the Remedial Work by appropriate proceedings conducted in good faith with due diligence; provided such contest shall not subject PHC or any assignee of its interest (including any person having a beneficial interest) in the Assets to civil liability and does not jeopardize any such party's lien upon or interest in the Assets. MHI shall give such security or assurances as may be reasonably required by PHC to ensure compliance with the legal requirements pertaining to the Remedial Work (and payment of all costs, expenses, interest and penalties in connection therewith) and to prevent any sale, forfeiture or loss by reason of such nonpayment or noncompliance.

     9.4 Representation, Cooperation and Settlement.

          (a) Each party agrees to give prompt notice to the other(s) of any claim against the other(s) which might give rise to a claim based on the indemnity contained in this Article 9, stating the nature and basis of the claim and the amount thereof.

          (b) In the event any claim, action, suit or proceeding is brought against a party (the "Indemnified Party") with respect to which the other party (the "Indemnifying Party") may have liability under the indemnity contained in this Article 9, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, provided that PHC shall not be required to permit MHI to assume the defense of any third party claim which if not first paid, discharged, or otherwise complied with would result in an interruption or cessation of the conduct of MHI's business or any material part thereof. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting in the defense or settlement of such claim or litigation resulting therefrom, including the retention of counsel satisfactory to the Indemnified Party, and holding the Indemnified Party harmless from and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits with costs) except with the written consent of the Indemnified Party nor enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

          (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnifying Party shall, in accordance with the provisions hereof, promptly reimburse the Indemnified Party for the amount of any settlement reasonably entered into by the Indemnified Party and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

     9.5 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude PHC from asserting any other rights or seeking any other remedies against MHI to which PHC is entitled by law.

ARTICLE 10 DEFINITIONS

     For the purposes of this Agreement, the following definitions shall apply:

"Affiliate" means with respect to any Party, any entity which controls, is controlled by, or is under common control with such party.

"Appraisal" is defined in ss. 1.7.

"Assets" is defined in ss. 1.1.

"Assumed Liabilities" is defined in ss. 1.4.

"Bonds" means the Hospital Revenue Bonds (Memorial Hospital
     Foundation-Foundation, Inc Project) Series 1993 issued pursuant to the Indenture of Trust dated as of August 15, 1993 between the East Texas Hospital Facilities Development Corporation and Bank One, Texas, N.A., Trustee.

"Bondholder(s)" means the holder(s) of the Bonds.

"Closing" and "Closing Date" are defined in ss. 1.12.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" is defined in the definition of "Assets" above.

"Credit Agreement" means the Credit Agreement dated as of May 9, 1996 between
     PHC and MHI pursuant to which PHC agreed to lend up to $300,000 to MHI pending the Closing hereunder.

"Definitive Closing Statements" is defined in ss. 1.11.

"Discharge Amount" means funds equal to (i) $15,425,400 plus (ii) all accrued and unpaid interest on the bonds from February 15, 1996 through the Closing Date ($3510.13 per day--$547,579.50 assuming the Closing is July 22, 1996), minus (iii) debt service and other funds held by the trustee of the Bonds ($1,619,000 at April 30, 1996).

"DRG" is defined in ss. 1.10.

"Effective Time" means 12.01 am local time on the day following the Closing
     Date.

"EQUIPMENT AND Furnishings" is defined in ss. 1.1.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agreement" is defined in ss. 1.3(B)(2).

"E&Y" is defined in ss. 1.10.

"Escrow Deposit" means the $500,000 deposit made by PHC with MHI pursuant to the Letter of Intent.

"Excluded Assets" is defined in ss. 1.5.

"Exhibit Volume" is defined ss. 2.1.

"Final Closing Statement" is defined in ss. 1.11.

"Hospital" means Memorial Hospital.

"HSR Act" means ss. 7A of the Clayton Act, 15 U. S. C. A. ss. 18A.

"Indemnified Party" is defined in ss. 9.4.

"Indemnifying Party" is defined in ss. 9.4.

"Indenture" means the Trust Indenture referred to in the definition of Bonds.

"Inventory" is defined in the definition of "Assets" above.

"Letter of Intent" means the letter dated July 8, 1996 from PHC to MHI outlining the intentions of the parties to be more fully set forth in this Agreement. The Letter of Intent is superseded by this Agreement.

"MHI" means Memorial Hospital Foundation-Palestine, Inc., a Texas not-for-profit corporation, and its subsidiaries listed in Exhibit 2.2.

"MHI Appraisal" is defined in ss. 1.7.

"MHI Financial Statements" is defined in ss. 2.3.

"Missing Equipment" is defined in ss. 1.9.

"Owner's Policy" is defined in ss. 5.1.

"Pension Plan" and "Pension Plans" means any "employee pension benefit plan" listed in Exhibit 2.27.

"PHC" means Palestine Principal Healthcare Limited Partnership, a Texas limited partnership.

"Prepaids" is defined in ss. 1.1.

"Purchase Price" is defined in ss. 1.2.

"Purchaser Appraisal" is defined in ss. 1.7.

"Real Property" means the real property described in Appendix 1.1A hereto.

"Undertaking" is defined in ss. 1.3.

"WARN ACT" means Workers Adjustment Retraining and Notification Act.

"West Oak Medical Plaza" is that certain parcel of property owned by MHI located at 3215 West Oak Street, Palestine, TX.

ARTICLE 11 MISCELLANEOUS

     11.1 Expenses. MHI shall pay the fees and expenses of its agents, advisers, attorneys and accountants, of the bond trustee and its counsel, and of counsel to the bondholders, incurred in connection with the negotiations of the Purchase Agreement and the transactions contemplated thereby; and the expenses of obtaining title insurance and a current "as-built" survey of the Hospital and other improved real property, recording and transfer taxes and fees (collectively, the "MHI Costs"). PHC shall obtain at its expense a Phase I environmental survey of the Hospital and other improved real property as provided in ss. 3.6. Notwithstanding the foregoing, if the transactions contemplated by the Purchase Agreement are consummated PHC shall pay 50% of all the MHI Costs, up to a maximum payment by PHC of $250,000 as addition to the Purchase Price. If the transactions contemplated by the this Agreement are not consummated, each party shall bear its own costs.

     11.2 Prohibition on Use of Name; Consent. Neither MHI nor any or Affiliate of it, shall on any date after the Closing use the words "Memorial Hospital" or any similar name in the conduct of a trade or business competitive with or similar to the business being sold to PHC hereunder. At the Closing, MHI will deliver to PHC a written consent duly executed evidencing its consent without charge to the use by PHC (and any Affiliate or successor or assignee thereby) of the name "Memorial Hospital" and any variants thereof. MHI knows of no other person or business using or having the right to use the foregoing name or variants thereof, and no other person otherwise using the foregoing name or variant thereof has ever tried to restrain MHI from using such name or variant.

     11.3 Non-Competition. MHI covenants that for a period of ten years from and after the Closing Date, it shall not compete directly or indirectly with PHC within 50 miles of Palestine, Texas in the business of providing medical care services to the public except to the extent MHI funds medical care, general health care and medical education programs. MHI shall hold all data and information obtained with respect to MHI in the same degree of confidence as MHI maintain such data and information. For a period of five years from and after Closing Date, MHI shall not directly or indirectly induce or solicit, or directly or indirectly aid or assist any other person or entity to induce or solicit, current employees, salesmen, agents, consultants, distributors, representatives, advisors, customers or suppliers of MHI to terminate their employment or business relations with MHI, nor for a period of one year from and after the Closing Date, shall any of MHI employ any employees, salesmen or agents of MHI. Nothing contained in this paragraph shall prevent MHI from purchasing less than one percent of the issued and outstanding common stock of a corporation which conducts such business if such stock is traded upon the floor of the New York Stock Exchange or the American Stock Exchange. In the event of a breach or threatened breach of this section, PHC shall be entitled to an injunction restraining such breach; but nothing herein shall be construed as prohibiting PHC from pursuing any other remedy available to PHC as a result of such breach or threatened breach. PHC and MHI acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this ss. 11.3 shall be inadequate, PHC shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist at law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The provisions of this ss. 11.3 shall be deemed to be valid to the extent of any lesser area and for any lesser duration permitted by law if the area and duration set forth herein is deemed to be too broad by a court of competent jurisdiction. The invalidity or non-enforceability of this ss. 11.3 in any respect shall not affect the validity or enforceability of this Section in any other respect or of any other provisions of this Agreement.

     11.4 Cooperation by PHC. In the event MHI is a party to or is required to defend against any action, suit or proceeding arising out of a claim pertaining to the transactions contemplated hereby, the business or operations of MHI, PHC shall provide such assistance and cooperation, including, without limitation, witnesses and documentary or other evidence as may reasonably be requested by MHI in connection with its defense. MHI shall reimburse PHC for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

     11.5 Cooperation by MHI. In the event PHC is required to defend against any action, suit or proceeding arising out of a claim pertaining to a liability assumed by PHC pursuant to this Agreement relating to the business or operations of MHI, MHI shall provide such assistance and cooperation, including without limitation, witnesses and documentary or other evidence, as may reasonably be requested by PHC in connection with its defense. In addition, if PHC determines that it is necessary or desirable to have an accounting firm other than Harrell, Rader, Bonner & Bolton, LLP audit the Hospital for periods prior to the Closing in connection with PHC or one of its Affiliates obtaining financing or preparing for a public offering of securities, MHI shall cooperate, and shall direct Harrell, Rader, Bonner & Bolton, LLP to cooperate, including sharing work papers with PHC's auditors. PHC shall reimburse MHI for its reasonable out-of-pocket expenses incurred in providing such assistance, including fees and expenses of Harrell, Rader, Bonner & Bolton, LLP and any other accounting firm retained by PHC.

     11.6 Cost Reports. MHI shall timely file all Medicare and Medicaid cost reports relating to periods ending prior to the Closing Date, including without limitation termination cost reports required to be filed as a result of the consummation of the transactions contemplated by this Agreement. MHI shall be responsible for the accuracy of such cost reports and shall cause an appropriate officer of MHI to execute and file such cost reports. MHI shall furnish to PHC accurate and complete copies of all such cost reports upon the filing thereof, including a copy of the detailed depreciation schedule and all other work papers used to file the terminating cost report by MHI. Except as otherwise provided herein, the proceeds and liabilities of cost reports for periods prior to the Effective Time shall accrue to and be the responsibility of MHI. In the event MHI receives any retroactive payments from Medicare, Medicaid or others which payments are applicable to any period of time both before and after the Effective Time, MHI shall promptly forward the portion thereof relating to the period after the Effective Time to PHC. In the event Medicare, Medicaid or any other third party payor deducts from amounts due PHC, any amounts due such payors by MHI, MHI shall reimburse PHC for such amounts due PHC immediately after receiving notification from the payor of the deduction. In the event Medicare, Medicaid or any other third party payor deducts from amounts due MHI, any amounts due such payors by PHC, PHC shall promptly reimburse MHI for such amounts due MHI. PHC and its successors shall have the right, at its or their expense, to reopen or amend previously filed or closed Medicare and Medicaid Cost Reports pertaining to the Hospital, in which case PHC and its successors shall have the right to any additional amounts due the Hospital from the Medicare and Medicaid programs relating to such reopened or amended Cost Reports. PHC and its successors shall have the right to appeal any Medicare or Medicaid determinations related to any such reopened or amended Cost Reports. PHC shall hold MHI harmless from any additional amounts due to such programs or any other liabilities or obligations arising as a result of reopening or amending such Cost Reports provided such that the existence of such liabilities or obligations does not constitute a breach of the representations and warranties of MHI under this Agreement.

     11.7 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail or registered mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent via facsimile:

     To MHI                          c/o Memorial Hospital
                                     4000 South Loop 256
                                     Palestine, TX 75802
                                     Attention: Chairman

     with a copy to                  Brandon C. Janes
                                     Small, Craig & Werkenthin, P.C.
                                     100 Congress Ave.
                                     Suite 1100
                                     Austin, TX 78701-4099

     To PHC                          c/o Principal Hospital Company
                                     5123 Paddock Village Court
                                     Suite A-12
                                     Brentwood, TN 37027
                                     Attention: Martin S. Rash

or to such other address as either MHI or PHC may designate by notice to the other.

         11.8 Entire Agreement. This Agreement and the Appendices, Exhibits, schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

     11.9 GOVERNING LAW. THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     11.10 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT OF JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

     11.11 Arbitration. Except with regard to any exercise of rights to terminate this agreement pursuant to ss. 8.1, if there is a disagreement between PHC on the one hand and MHI on the other hand as to any matter arising under this Agreement and such parties are unable to resolve such disagreements, PHC or MHI shall resolve the matter by binding arbitration by giving written notice to the other party (the "Arbitration Notice") that the issue shall be determined by binding arbitration pursuant to the Rules and Procedures of the American Arbitration Association, which Rules and Procedures are hereby incorporated by reference for this purpose: provided that the selection of the arbitrator(s) shall be made as follows: within three days from the delivery of the Arbitration Notice each of PHC and MHI shall submit to the other list of preferred arbitrator(s) ranked in order of preference. In the event only one person is common to both lists, such person shall be the arbitrator. If more than one person is common to both lists, that person having the lowest numerical average (in terms of ranking on the list) shall be the arbitrator. In the event no persons are common to both lists, the persons listed first on each list shall be two of the arbitrators and such persons shall meet within 14 days from the date of their appointment to select a third arbitrator in which case all three persons shall serve as the arbitration panel. In the event only one person serves as arbitrator, PHC and MHI shall each pay one-half of the arbitrator's fees and expenses. In the event a panel of three arbitrators is used each of PHC and MHI shall pay the fees and expenses of the arbitrator appointed by it and one-half of the fees and expenses of the arbitrator appointed by their respective appointees. Upon resolution of the dispute by the arbitrator(s), the arbitrator(s) shall notify PHC and MHI of the decision of the arbitrator(s). The decision resulting from the arbitration shall be final and not appealable and any party shall have the right to obtain an order from a court of competent jurisdiction for enforcement of such decision. The provisions of this Section shall be the parties' exclusive remedy for resolution of any dispute arising under this Agreement.

     11.12 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

     11.13 Rights Against Shareholders, Officers, Directors and Other Parties. Notwithstanding any other provision in this Agreement to the contrary, PHC and MHI agree and covenant that there shall be no personal liability imposed upon or asserted against, and such parties hereby release and forever discharge any and every current or future shareholder, officer, director or employee of the other party for any breach, untruth, omission, inaccuracy or non-fulfillment of any representation, warranty, covenant or other obligation of such party set forth in this Agreement or in any certificate, schedule, instrument or document set forth in, attached to or delivered pursuant to this Agreement except in the event of an act of fraud or intentional misconduct on the part of any such shareholder, officer, director or employee.

     11.14 Time. Time is of the essence for purposes of each and every provision of this Agreement.

     11.15 Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

     11.16 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

     11.17 Nature and Survival of Representations. All representations and warranties contained in any certificate or other instrument delivered pursuant hereto by or on behalf of MHI or by or on behalf of PHC, shall be deemed to be representations and warranties made pursuant to this Agreement by the delivering party. No representations or warranties made by the parties shall survive the Closing by more than 24 months, except for the following representations and warranties of MHI, on the one hand, and PHC, on the other hand: (a) the representations and warranties set forth in ss. 2.9, 2.22, 2.24, 2.25, 2.28, and
2.29 shall survive the Closing for seven years and (b) the representations and warranties set forth in ss. 2.7, 2.8, 2.20, and 2.26 shall survive the Closing for the applicable period of limitations for the commencement of actions.

     11.18 Exhibits. All Exhibits, Appendices, schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

     11.19 Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other party, except PHC shall have the right to assign this Agreement to an affiliated company, and PHC or such affiliated company shall have the right to collaterally assign the rights of PHC respecting remedies in the event of breaches of MHI's representations, warranties and covenants and rights of indemnification hereunder to one or more institutional lenders providing financing for the transactions contemplated hereby.

     11.20 Binding on Successors and Assigns. Subject to ss. 11.19, this Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

     11.21 Parties in Interest. Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

     11.22 Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto.

     11.23 Drafting Party. The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

     11.24 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

     11.25 Reproduction of Documents. This Agreement and all documents relating thereto, including without limitation, consents, waivers and modifications which may hereafter be executed, the Exhibits and documents delivered at the Closing, and financial statements, certificates and other information previously or hereafter furnished to PHC may be reproduced by PHC by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and PHC may destroy any original documents so reproduced. MHI agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by PHC in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     11.26 Press Releases. PHC and MHI shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Where practicable, each of the parties to this Agreement shall furnish to the others drafts of all releases prior to publication.

Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any information to any governmental body or agency.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

         PALESTINE PRINCIPAL HEALTHCARE LIMITED PARTNERSHIP
         By Principal Hospital Company, general partner


         By /s/ MARTIN S. RASH
           --------------------------
         Its  President and CEO
         Name Martin S. Rash



         MEMORIAL HOSPITAL FOUNDATION-PALESTINE, INC.

         By  /s/ STEPHEN EVANS
             -------------------------
         Its  Interim CEO
         Name Stephen Evans